Exhibit 33.1

EXECUTION COPY

CONCESSION AGREEMENT

BETWEEN

THE CITY OF NEW YORK ACTING BY AND THROUGH THE NEW YORK CITY

DEPARTMENT OF SMALL BUSINESS SERVICES

AND

FIRSTFLIGHT, INC.

DATED AS OF

JULY ____, 2008

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Section 6.16	Failure to Procure or Maintain Required Insurance	34
Section 6.17	The City Rights under Insurance Purchased by Third Parties	34
Section 6.18	Minimum Levels of Insurance Purchased by Certain Third Parties	34
Section 6.19	Relationship between Insurance and Indemnification	35
Section 6.20	Primary and Non-Contributory	35
Section 6.21	Operator’s Breach	35
ARTICLE VII TERMINATION		35
Section 7.01	Events of Default	35
Section 7.02	Expiration	36
Section 7.03	Remedies	37
Section 7.04	Termination Options	37
Section 7.05	Condemnation	37
ARTICLE VIII COMPLIANCE WITH LAW, VENUE AND APPLICABLE LAW		38
Section 8.01	Compliance with Law	38
Section 8.02	Governing Law; Waiver of Trial by Jury; Venue	39
Section 8.03	Governmental Approval	39
Section 8.04	Noise Control; Nuisance	39
Section 8.05	Weight Control	40
Section 8.06	Investigation.	40
Section 8.07	Review and Approval	43
Section 8.08	Conflict of Interest	43
ARTICLE IX MISCELLANEOUS PROVISIONS		43
Section 9.01	No Assurances as to Volume	43
Section 9.02	Security	44
Section 9.03	Binding Effect	44
Section 9.04	Beneficiaries	44
Section 9.05	Waivers and Consents	44
Section 9.06	Notices	45
Section 9.07	Severability	45
Section 9.08	Headings	45
Section 9.09	Entire Agreement; No Oral Modifications	45
Section 9.10	Assignment	45
Section 9.11	Dissolution, Merger or Sale of Operator	46
Section 9.12	Representation and Warranties	46
Section 9.13	Force Majure	45
Section 9.14	Survival	46

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EXHIBIT A	SITE PLAN
EXHIBIT B	MAINTENANCE PLAN
EXHIBIT C	SCHEDULE OF DESIGN AND CONSTRUCTION COSTS FOR IMPROVEMENTS
EXHIBIT D	SCHEDULE OF DESIGN AND CONSTRUCTION COSTS FOR CODE COMPLIANCE
EXHIBIT E	FEE SCHEDULE
EXHIBIT F	ESPLANADE PROJECT
EXHIBIT G	PLANNED OPERATIONS
EXHIBIT H	INTENTIONALLY DELETED
EXHIBIT I	DISPUTE RESOLUTION PROCEDURES
EXHIBIT J	PIER/BARGE LOAD RESTRICTIONS
EXHIBIT K	NEGATIVE DECLARATION DATED MARCH 19, 2008 AND ENVIRONMENTAL ASSESSMENT STATEMENT, CEQR NO. 08SBS008M

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CONCESSION AGREEMENT

THIS CONCESSION AGREEMENT (“Agreement”) made as of July ___, 2008, between THE CITY OF NEW YORK ACTING BY AND THROUGH THE NEW YORK CITY DEPARTMENT OF SMALL BUSINESS SERVICES having an address at 110 William Street, New York, New York 10038 (“City”), and FIRSTFLIGHT, INC. a Nevada corporation, having a corporate address at 236 Sing Sing Road, Horseheads, NY 14845 (“Operator”).

RECITALS:

WHEREAS, the City owns the premises known as the Downtown Manhattan Heliport consisting of (i) 6,300 total square feet of terminal space city lot (Block 2, part of Lot 23 on the Tax Map for the Borough of Manhattan) and (ii) 71,900 square feet of barge and pier space based on aerial measurement, as generally described in Exhibit A hereto (such real property, together with all appurtenances, buildings, facilities, other physical plants, improvements, fixtures and tangible personal property located thereon or to be constructed by Operator pursuant to this Agreement, hereinafter, the “Heliport”);

WHEREAS, pursuant to the annual amended and restated maritime contract between the City and New York City Economic Development Corporation (“NYCEDC”), the City has retained NYCEDC to engage in, inter alia, various activities intended to promote the economic development of the City’s waterfront property and related transportation facilities, including the operation of the Heliport;

WHEREAS, City concession agreements are subject to the City’s Franchise and Concession Review Committee (“FCRC”) rules;

WHEREAS , on behalf of the City and pursuant to FCRC rules, NYCEDC released a Request for Proposals on November 5, 2007 and subsequent addenda and on February 19, 2008 accepted the proposal submitted by the Operator to act as the fixed base operator for the Heliport,

WHEREAS, on March 19, 2008, the New York City Department of Small Business Services issued a Negative Declaration determining that a concession with a new Heliport Fixed Base Operator for the Heliport as described in an Environmental Assessment Statement, CEQR No. 08SBS008M, would result in no significant adverse environmental impacts,

WHEREAS, on June 2, 2008, FCRC held a public hearing concerning the selection of the Operator;

WHEREAS, the Operator now desires to act as the fixed base operator for the Heliport on the terms and conditions set forth herein; and

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WHEREAS, the purpose of this Agreement is to grant the Operator the exclusive right to operate the Heliport for the purpose of promoting the helicopter public use at the Heliport and providing non-discriminatory commercial access to other companies that desire to utilize the Heliport;

NOW, THEREFORE, in consideration of the benefits accruing to each of the parties as recited to herein, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Unless otherwise noted, the following definitions shall apply throughout this Agreement:

“Accident/Incident” shall mean an event or situation related to helicopter use that (1) results in personal injury or material property damage on the Heliport, or (2) is required to be reported to the FAA pursuant to the rules and regulations of the FAA.

“Affiliate” shall mean with respect to any Person, any Person controlled by, controlling or under common control with such Person. “Person” shall mean any corporation, partnership, joint venture, joint stock company, limited liability company, trust, unincorporated organization or other entity. “Control” of a Person shall exist only when either of the following criteria are met: (i) the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; or (ii) the ownership, either directly or indirectly, of 10% or more of the voting stock or other equity interest of such Person.

“Agreement” shall have the meaning set forth in the opening paragraph.

“Agreement Administrator” shall mean NYCEDC, Apple Industrial Development Corp., or a successor that is an Affiliate of NYCEDC.

“Ancillary Agreement” shall have the meaning set forth in Section 2.04(a)(ii).

“City” shall have the meaning set forth in the recitals.

“Commencement Date” shall have the meaning set forth in Section 2.01.

“Commissioner” shall have the meaning set forth in Section 8.06(c).

“Confidential Information” shall have the meaning set forth in Section 3.03(c).

“Devices and Activities” shall have the meaning set forth in Section 8.04(a).

“Discrimination Laws” shall have the meaning set forth in Section 4.09.

“DOT” shall mean the United States Department of Transportation or any successor agency performing the same or similar functions.

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“DSBS” shall have the meaning set forth in Section 8.03.

“EAS” shall mean the Environmental Assessment Statement, CEQR No. 08SBS008M, prepared by AKRF Inc. on behalf of The City of New York Department of Small Business Services. After review of such EAS, DSBS issued a Negative Declaration on March 19, 2008. The EAS and Negative Declaration are appended as Exhibit K.

“Employee” shall mean an officer, director, agent, employee, or contractor of any of the parties while engaged in any activity related to the Agreement.

“Environmental Laws” shall mean any applicable Federal, state, or local law, statute, ordinance, code, rule, or regulation, as the same may now exist or hereafter be enacted or promulgated or amended from time to time, which (i) relates to the operation, use or condition of the Heliport and (ii) pertains to health; safety; any Hazardous Material; air, water or land pollution; toxic wastes; solid wastes; or wetlands and shall include without limitation, the Resource Conservation and Recovery Act, as amended and codified at 42 U.S.C. Sec 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, as amended and codified at 42 U.S.C. Sec 9601 et seq., including without limitation, as amended by the Superfund Amendments and Reauthorization Act of 1984; the Hazardous Materials Transportation Act, as amended and codified at 49 U.S.C Sec 1801 et seq.; the Federal Water Pollution Act, as amended and codified at 33 U.S.C. Sec 1251 et seq.; the Oil Pollution Act as amended and codified at 33 U.S.C. Sec 2701 et seq.; the Clean Air Act, as amended and codified at 42 U.S.C. Sec 7401 et seq.; and the Toxic Substances Control Act, as amended and codified at 15 U.S.C. Sec 2601 et seq.

“Event of Default” shall have the meaning set forth in Section 7.01.

“Expiration Date” shall have the meaning set forth in Section 2.01.

“FAA” shall mean the United States Federal Aviation Administration and any successor agency performing the same or similar functions.

“Force Majeure” shall have the meaning set forth in Section 9.14.

“Hazardous Material” shall have the meaning set forth in Section 5.01(b).

“Heliport” shall have the meaning set forth in the recitals.

“Improvements” shall have the meaning set forth in Section 2.02(f).

“Indemnified Parties” shall have the meaning set forth in Section 5.01(a).

“Information” shall have the meaning set forth in Section 3.03(b)(i).

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“Loss or Damage” shall mean all claims, liabilities, costs and expenses of every kind or nature, including amounts paid under any State or Federal compensation law, and costs and attorneys fees incurred in the investigation, defense, or settlement of any actual or threatened legal proceeding related to personal injury or property loss or damage (including environmental loss or damage). Property loss or damage includes loss or damage to real property and improvements thereon, and personal property of any party or third persons. Personal injury includes injury to or illness or death of persons including employees of any party or third persons.

“Minimum Annual Guarantee (MAG)” shall have the meaning set forth in Exhibit E.

“Noise Control Code” shall have the meaning set forth in Section 8.04(a).

“Non-Operator Liability” shall have the meaning set forth in Section 4.03(a).

“NYCEDC” shall have the meaning set forth in the opening paragraph.

“Operator” shall have the meaning set forth in the opening paragraph.

“Person” as used in the definition of Prohibited Person herein shall mean any natural person, or any firm, partnership, corporation, association or other legal entity.

“Plans and Specifications” shall mean, collectively, the schematics, design development drawings, and construction drawings for the Improvements, as further described and approved pursuant to Section 2.02(f).

“Prohibited Person” shall mean:

(i)	Any Person (A) that is in default or in breach, beyond any applicable notice and/or grace period, of its obligations under any material written agreement with the City or Agreement Administrator, or (B) that directly or indirectly controls, is controlled by, or is under common control with a Person that is in default or in breach, beyond any applicable notice and/or grace period, of its obligations under any material written agreement with the City or Agreement Administrator, unless such default or breach has been waived in writing by the City or Agreement Administrator, as the case may be.

(ii)	Any Person (A) that has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure, or (B) that directly or indirectly controls, is controlled by, or is under common control with, a Person that has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure.

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(iii)	Any government, or any Person that is directly or indirectly controlled (rather than only regulated) by a government, that is finally determined to be in violation of (including, but not limited to, any participant in an international boycott in violation of), the Export Administration Act of 1979, as amended, or any successor statute, or the regulations issued pursuant thereto, or any government that is, or any Person that, directly or indirectly, is controlled (rather than only regulated) by a government that is subject to the regulations or controls hereof.

(iv)	Any government, or any Person that, directly or indirectly, is controlled (rather than only regulated) by a government, the effects or the activities of which are regulated or controlled pursuant to regulations of the United States Treasury Department or executive orders of the President of the United States of America issued pursuant to the Trading with the Enemy Act of 1917, as amended.

(v)	Any Person that is in default in the payment to the City of any real estate charges totaling more than $10,000 (or any person that directly controls, is controlled by, or is under common control with a Person in such default), unless such default is then being contested in good faith in accordance with the law.

(vi)	Any Person (A) that has owned at any time during the three (3) years immediately preceding a determination of whether such Person is a Prohibited Person any property which, while in the ownership of such Person, was acquired by the City by in rem tax foreclosure, other than a property in which the City has released or is in the process of releasing its interest pursuant to the Administrative Code of the City or (B) that, directly or indirectly controls, is controlled by, or is under common control with, such a Person.

“Representatives” shall have the meaning set forth in Section 3.03(c).

“Retention Payments” shall have the meaning set forth in Section 3.01(b).

“Security Deposit” shall mean four hundred twenty five thousand dollars ($425,000) which is required for the duration of the Term of the Agreement and may be in the form of a letter of credit or other format approved by Agreement Administrator. If the Security Deposit is deposited in Agreement Administrator’s escrow account, Operator shall receive interest on such account.

“State” shall mean the state of New York.

“TSA” shall mean Transportation Security Administration.

“Term” shall have the meaning set forth in Section 2.01.

“Vehicles” shall have the meaning set forth in Section 2.04(b).

“Vendors” shall have the meaning set forth in Section 3.01(a).

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ARTICLE II

TERM; GRANT OF RIGHTS TO USE

Section 2.01 Term. The term of this Agreement (“Term”) shall commence on the date set forth in a written notice to proceed from Agreement Administrator (“Commencement Date”) and continue for ten (10) years from such date unless sooner terminated in accordance with the provisions hereof (such date is hereinafter referred to as the “Expiration Date”).

Section 2.02 Scope of Services. Operator shall operate the Heliport as a public heliport and for any other purpose consistent with the terms of this Agreement, and perform or cause to be performed the services required for such operation. Operator shall manage the operations of the Heliport in a safe and efficient manner and maintain the Heliport in a clean, orderly, safe and operational condition in conformity with all applicable national safety guidelines, federal, state and local laws, rules, regulations and other requirements, including all Department of Environmental Protection (“DEP”) directives and restrictions. Operator will conduct such operations in a manner that is responsive to directives of the City and Agreement Administrator; confer with the community surrounding the Heliport and the users of the Heliport; and cooperate with the City and Agreement Administrator in resolving community complaints and concerns. Operator’s services shall include, but not be limited to, the following:

(a)	Helicopter Services. Operator shall perform the following services in connection with the operation of the Heliport:

(i)	receipt and dispatch for landings and take-offs of helicopters owned or operated by corporations, persons or air carriers engaged in the air transportation of passengers and baggage and in connection with police, medivac, emergency or military services;

(ii)	boarding, deboarding, or transfer of such passengers and loading or unloading of baggage;

(iii)	provide access to parking spaces for employees and necessary service vehicles;

(iv)	accommodation of passengers, flight crews and baggage, including provision of associated heliport terminal services and amenities;

(v)	provide and store fuel and fuel only for incoming/outgoing helicopters operating at the Heliport, and provide storage, hangar or other parking and tie down areas for helicopters;

(vi)	accommodate, as appropriate, scheduled and nonscheduled flights on a legally non-discriminatory basis that is fair, safe and commercially reasonable;

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(vii)	provide a dedicated rest area solely for pilots and crew separated from the passenger vicinity;

(viii)	provide at least one (1) staff member trained and certified by the TSA as the Airport Security Coordinator (“ASC”), according to TSA regulations. The ASC must be available during the Heliport’s operating hours; and

(ix)	provide such other helicopter services as may be requested or approved in writing by the City or Agreement Administrator from time to time.

(b)	Maintenance and Repair Services. Subject to the requirements and conditions set forth in Article IV hereof, Operator shall maintain and repair (structurally and otherwise) and repaint as appropriate for maintenance or appearances in a good, workmanlike manner:

(i)	All paved landing areas, including maintenance and repair of the surface of the barge and pier, all exterior lights on the barge and pier, markings and striping, and all navigational aids; any changes to the exterior lighting will be subject to Agreement Administrator’s prior written approval.

(ii)	All vehicles, equipment, machinery and tools provided by the Operator; and

(iii)	The Heliport, including all Heliport grounds (including, without limitation, maintaining perimeter fences, grass cutting and removing trees and shrubs where and when necessary) and all buildings, structures and fixtures located on the Heliport including, without limitation, fuel tanks, plumbing, electrical, sprinkler, heating and air conditioning systems, signs, apparatus and equipment.

(c)          Janitorial Services. The Operator shall provide all janitorial services for the Heliport including the cleaning and removal of all waste, garbage, refuse, rubbish and litter from the site and the area within fifty (50) feet of the site. The Operator must provide adequate waste and recycling receptacles, approved by Agreement Administrator, and have these receptacles emptied on a daily basis and removed by a private carter. The Operator must comply with all City, State, and Federal recycling regulations. Rubbish removal schedules are subject to Agreement Administrator’s approval. The Operator shall keep all site signs and structures in good condition and free of graffiti.

(d)	Pest Control. The Operator shall provide regular pest control inspections and extermination. To the extent that the Operator applies pesticides to any property at the site, the Operator or any subcontractor hired by the Operator shall comply with Chapter 12 of Title 17 of the New York City Administrative Code.

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(e)	Aviation and Other Support Functions. In a manner consistent with sound aviation operating and safety practices, Operator shall:

(i)	Operate and manage aviation fuel stored at the Heliport having due regard for the operational requirements of the users of such products at the Heliport;

(ii)	Operate and manage the landing pad areas for the benefit of users thereof;

(iii)	Expeditiously remove or cause to be removed snow and ice, using sand or other salt substitutes, from all active landing pads, parking spaces and access ramps;

(iv)	Clean and remove all foreign objects from all landing pads, ramps and parking areas;

(v)	Implement customer service mechanisms as approved by Agreement Administrator;

(vi)	Provide such other services, and accommodate non-aeronautical uses or other commercially reasonable uses of the Heliport, as are consistent with good heliport, heliport terminal, FAA standards (including crash, fire and rescues operations and security measures), fixed based operators, aviation facility and commercial management practices as approved by City and Agreement Administrator; and

(vii)	Cooperate with Agreement Administrator and the City during special events and other unanticipated eventualities, including landing and take-offs for high level governmental officials and dignitaries.

(viii)	Maintain and repair the Heliport’s fire suppression system as required by the National Fire Code, as well as provide updates to these systems and submit monitoring plans as directed by Agreement Administrator.

(f)	Improvements. During the Term and subject to the terms of Article IV herein, Operator shall design and construct the facility and aeronautical improvements (the “Improvements”) on the timeline and as more fully described in Exhibit C. Agreement Administrator and Operator shall update and modify Exhibit C during the Term of the Agreement.

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Upon receipt by Operator of a notice to proceed from Agreement Administrator, Operator shall diligently commence to design, construct and erect the Improvements and, provided Operator does not encounter undue delay in obtaining all necessary permits and approval or otherwise suffer undue delays due to event(s) of Force Majeure in the design, construction and erection of the same, Operator shall obtain a certificate of completion and/or any other permits or certificates required by the applicable governing agencies. Operator shall copy Agreement Administrator on all correspondence between Operator and any government regulatory agency involved in the permitting or approval of the Improvements or in Operator’s heliport operations at the Heliport.

Operator shall submit Plans and Specifications to Agreement Administrator for review and approval prior to the commencement of construction work on the Improvements.

Operator shall first submit draft schematic drawings for the Improvements to Agreement Administrator for Agreement Administrator’s review and comment. Agreement Administrator shall provide comment on the schematics within twenty (20) days after receipt thereof, and if directed by Agreement Administrator, Operator shall revise the schematics and submit the revised schematics for further Agreement Administrator review and comment. Within thirty (30) days following Operator’s receipt of Agreement Administrator’s comments on the schematics, Operator shall submit final schematics to Agreement Administrator, together with updated cost estimations for the Improvements, for Agreement Administrator’s approval, which approval shall not be unreasonably withheld. If Agreement Administrator has not given its approval or rejection of the schematics within twenty (20) days of receipt thereof, the schematics shall be deemed approved.

Following Agreement Administrator’s approval of the schematic drawings, Operator shall submit draft design development drawings for the Improvements to Agreement Administrator for Agreement Administrator’s review and comment. Agreement Administrator shall provide comment on the design development drawings within twenty (20) days after receipt thereof, and if directed by Agreement Administrator, Operator shall revise the design development drawings and submit the revised design development drawings for further Agreement Administrator review and comment. Within thirty (30) days following Operator’s receipt of Agreement Administrator’s comments on the design development drawings, Operator shall submit final design development drawings to Agreement Administrator, together with updated cost estimations for the Improvements, for Agreement Administrator’s approval, which approval shall not be unreasonably withheld. If Agreement Administrator has not given its approval or rejection of the design development drawings within twenty (20) days of receipt thereof, the design development drawings shall be deemed approved.

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Following Agreement Administrator’s approval of the design development drawings, and in all events prior to the commencement of construction work on the Improvements, Operator shall submit final construction drawings for the Improvements to Agreement Administrator, together with updated cost estimations for the Improvements for Agreement Administrator’s approval, which approval shall not be unreasonably withheld. Operator shall also submit copies of all necessary government regulatory permits for the Improvements and for Operator’s heliport operations at the Heliport together with the final construction drawings. If Agreement Administrator has not given its approval or rejection of the construction drawings within twenty (20) days of receipt thereof, the construction drawings shall be deemed approved.

Notwithstanding the foregoing, unless otherwise agreed in writing by both parties hereto, any revisions required by Agreement Administrator to the Plans and Specifications (A) shall be reasonable with respect to the scope, design, cost and specifications as proposed by Operator; and (B) shall not seek to revise aspects of the Plans and Specifications that have already been approved by Agreement Administrator at a prior approval stage.

Operator shall submit all three (3) sets each of the schematics, design development drawings, and construction drawings, in reduced size format.

(g)	Cooperation and Community Relations. Operator shall:

(i)	Confer with the City and the Agreement Administrator when requested and attend meetings with City and/or Agreement Administrator officials and other persons as reasonably requested by the City and/or Agreement Administrator to discuss matters relating to the Heliport; and

(ii)	Confer and co-operate as required with representatives of the communities affected by Heliport operations, including issues involving noise complaints, and provide mechanisms for addressing same.

(h)	Esplanade Project. The Operator shall assist Agreement Administrator and City agencies in implementing the East River Esplanade Project (“Esplanade Project”), encompassing two miles of waterfront between the Battery Maritime Building and Pier 42 on the Lower East Side as described on Exhibit F. The purpose of the Esplanade Project is to enhance connections, improve the function and appearance of the waterfront and provide amenities and open space as well as appropriate retail, cultural and community uses to facilitate access to and use of the waterfront by adjacent communities and neighborhoods. The Operator will be required to provide the Agreement Administrator and the City with access across the Heliport property for the development and operation of the Esplanade Project. The Esplanade Project will include the installation of an electrical feed box on the northern side of the parking lot by the sidewalk (approximately 30 square feet of space required). In addition, the Esplanade Project will include widening of the current sidewalk outside the parking lot into the fence line of the Heliport.

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Section 2.03 Right to Operate.

The City grants Operator the exclusive right to operate Heliport as a public use heliport in accordance with the provisions of this Agreement. Operator acknowledges that this Agreement does not convey or transfer a real property interest, but rather shall be deemed to be an agreement by the City to allow Operator to enter and operate facilities on the Heliport to perform the services that are the subject of this Agreement.

Subject to the provisions of this Agreement, Operator shall have the exclusive right and duty to manage, direct and control the Heliport without interference by nongovernmental third parties; provided, that Operator shall not enter into any contracts or other agreements relating to the Heliport that extend past the Term of this Agreement. All such agreements must be terminable upon a twenty five (25) day notice period.

Operator may, at its sole risk and expense, construct or relocate helicopter-related facilities and infrastructures (such as a hangar) within the Heliport subject to prior review and written approval by Agreement Administrator of Operator’s plans. All facilities constructed by Operator hereunder, improvements made thereon or improvements made to existing premises by Operator shall be made in compliance with all local, state and federal laws, rules and regulations, and shall, at the option of the City, be owned by the City as part of the Heliport.

Operator shall not unlawfully discriminate against any person or entity in the operation of the Heliport.

The City or Agreement Administrator may preclude certain types of helicopters during certain hours of operation. Operator acknowledges that the hours of operation of the Heliport for take-offs and landings shall be limited on Monday through Friday to 7:00 a.m. to 10:00 p.m.; no tourist flights will operate between the hours of 7PM to 10 PM seven days a week. The Heliport will operate from 7:00 a.m. to 5:00 p.m. on Saturdays and Sundays, unless otherwise modified by the City but no tourist flights will operate from 7AM to 9AM on Saturdays and Sundays other than for emergency landings and take-offs. Emergency landings and take-offs shall be those (i) used by any emergency service of any level of government (e.g., police, fire, military), (ii) used for time-critical medical treatment purposes, (iii) used in addressing any condition where a threat to human life or safety or damage to property is present or imminent, or (iv) by operators experiencing in-flight mechanical difficulties.

Section 2.04 Limitations on Grant.

(a)	The grant of rights in Section 2.03 is specifically subject to all of the following:

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(i)	Property Encumbrances. Any rights to perform services on the Heliport are encumbered by encroachments, tenants, licensees, or other occupancies at the Heliport on the Commencement Date. Neither the City nor Agreement Administrator is obligated to take any action to remove the same, unless such encumbrance restricts the ability of the Heliport to reasonably function in accordance with the terms of this Agreement.

(ii)	Ancillary Agreements. Operator may not enter into any agreements that permit a third party to use or operate any portion of the Heliport, or provide a fee discount to a third party, through consultant agreements, side letters, and the like, (each, an “Ancillary Agreement”) except by written consent of Agreement Administrator or the City, which may be granted at their sole discretion and shall not be unreasonably withheld. Operator may, subject to the conditions below, with the prior written notice to Agreement Administrator, enter into Ancillary Agreements relating to the Heliport with aviation fuel providers, helicopter owners or operators, aircraft maintenance service providers, or others directly involved in the providing of services at the Heliport. In all cases, such signed Ancillary Agreements:

(A)	shall be subordinate and subject to the terms and conditions of this Agreement and shall not extend past the Term of this Agreement and must be terminable upon twenty five (25) days notice;

(B)	shall not purport to license, lease or convey any real property interest in the Heliport;

(C)	shall provide for insurance and indemnification of the City and Agreement Administrator to the same extent as provided under this Agreement;

(D)	shall not relieve Operator of any obligations or duties imposed on it by this Agreement;

(E)	shall be subject to the dispute resolution procedures provided in Exhibit I; and

(F)	copies thereof shall be provided to Agreement Administrator at least ten (10) business days before the commencement of their term.

Operator agrees that it will cause all such persons and parties to become familiar with such rules and policies prior to entering upon the Heliport.

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(iii)	Security Plans. Operator shall operate the Heliport according to a security plan approved by Agreement Administrator, which security plan shall be consistent with industry best practices and all applicable Federal, State, and local laws and regulations, and which security plan may be amended from time to time in accordance with changes in such industry best practices and laws and regulations, including those of the United States Department of Homeland Security. City and Agreement Administrator reserves the right to inspect the Heliport during business hours in order to ensure the Operator’s compliance with its security manual and plan.

(iv)	Discount Policies. Operator shall prepare formal written discount policies, including the basis for such discounts. Such discount policies shall be uniformly applied to all carriers.

(v)	Disputes with Parties to Ancillary Agreements. Operator shall not unlawfully discriminate against any parties to Ancillary Agreements and shall settle all disputes between the Operator and Ancillary Agreements parties (“Dispute(s)”) as provided in Exhibit I.

(b)	Traffic and Access Limitations. Operator acknowledges and agrees to comply with the following limitations and restrictions on motor vehicle traffic and access in and to the Heliport:

(i)	Ingress and egress of all motor vehicles (hereinafter, “Vehicles”) to the Heliport shall be through the gate on the service road east of the FDR Drive.

(ii)	Agreement Administrator, at its sole discretion, may require Operator to comply with reasonable additional Vehicle traffic and access limitations in order to accommodate use of said service road. Operator acknowledges that the City, or any State or Federal agency may impose additional measures that delay or divert Vehicle traffic in the immediate vicinity of the Heliport.

(c)	Right to Inspect/Repair. Inspectors from Agreement Administrator and the City will visit the Heliport unannounced to inspect operations and ensure proper maintenance of the Heliport. Based upon their inspections, Agreement Administrator and/or the City may issue directives regarding deficiencies which must be rectified in a timely manner as determined by the Agreement Administrator. Agreement Administrator may enter into the Heliport and correct any deficiencies (including repairs) and deduct the cost of same from the Security Deposit. Operator shall pay the Agreement Administrator an additional one thousand dollar ($1,000) administrative fee for each deficiency that the Agreement Administrator is required to rectify. Continued occurrence of such deficiencies (as determined solely by Agreement Administrator) shall constitute an Event of Default under Article VII of the Agreement. The Agreement Administrator and the City reserves the right to enter the Heliport to inspect and/or make repairs to the piles and decking. Except for gross negligence, inspection of the Heliport by Agreement Administrator and/or the City’s shall not give rise to any liability-based claim by Operator against the Agreement Administrator and/or the City.

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(d)	Advertisement. The Operator is prohibited from placing advertisements on the site without first obtaining Agreement Administrator’s approval. Any and all signage is subject to Agreement Administrator’s approval.

(e)	Marketing Partnership Agreements. The City currently has and is developing “marketing partnership” agreements. These agreements may identify specific brands as the “designated” or “official” products or services of the City. If the Operator sells goods in a category that is the subject of a marketing partnership, the Operator will be required to sell the specific products so identified on an exclusive basis. If directed by the City, the Operator may be required to purchase the products from designated distributors or suppliers. The City will use reasonable commercial efforts to work with designated distributors or suppliers to provide the products at a competitive price. Should the designated distributor or supplier be unable to furnish the Operator with a competitive price, then the Operator shall be permitted to obtain the designated product from any source. If the subject of any marketing partnership is a service, the Operator will be required to use the service identified if the Operator utilizes the service that is the subject of a marketing partnership. (For example, if the City enters into a marketing partnership with a financial institution that provides credit card service, the Operator will be required to accept payment by means of that credit card, but may in addition if the City’s marketing partnership is non-exclusive, accept payment by means of another credit card.) If a City marketing partnership for a service is exclusive, the Operator will be required to use that service on an exclusive basis. The Operator, working with the City’s marketing representative, may be required to give the City’s marketing representative priority in the placement and scheduling of advertising. Marketing partners will be required to pay the market rate for any such advertising. With respect to designated or official products, the City reserves the right to place vending machines on the site and to require the Operator to sell on an exclusive basis only specified products. The City shall not place a vending machine within reasonable proximity of an area that would conflict with the Operator’s operations. The City reserves the right to preclude the Operator from selling competing products (or using competing services) in those categories for which the City has entered into a marketing partnership agreement. Preclusion of any such product or service will not change the amount of payments to the City. The City has entered into a marketing partnership agreement with the Snapple Beverage Group, Inc. (“Snapple”), pursuant to which, Snapple has been granted the exclusive right to sell iced teas, bottled water and chocolate drinks in vending machines on City-owned or controlled property.

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Accordingly, iced teas, bottled water and chocolate drinks are designated products. As such, the Operator is precluded from selling iced teas, water or chocolate drinks produced by a company other than Snapple via vending machines. The Operator shall remove any vending machine, except for any vending machine placed on the premises pursuant to the City’s marketing partnership agreement with Snapple at the direction of Agreement Administrator.

(f)	The Operator may, with Agreement Administrator’s approval, install, operate and maintain two vending machines – one for the sale of snacks and one for the sale of carbonated beverages inside the terminal building and one additional snack vending machine outside the terminal building. The Operator will be required to remove any other vending machines, except for any vending machines placed on the premises pursuant to the City’s marketing partnership agreement with Snapple at the direction of the Agreement Administrator.

(g)	The selling and/or advertisement of cigarettes, cigars, or any other tobacco products are strictly prohibited. Smoking on-site is strictly prohibited.

ARTICLE III

FEES AND PAYMENTS

Section 3.01 Revenue Collection and Payment. In consideration for the performance of operation services hereunder, the Operator shall have the sole and exclusive right to collect all revenue derived from its operation of the Heliport and the duty to pay to the City Retention Payments through Agreement Administrator in the following manner.

(a)          Revenue Collection. Operator shall collect all revenues on behalf of the City as are payable to Operator or an Affiliate of Operator, as determined in accordance with generally accepted accounting principles, generated from, or in connection with any and all services and/or operations provided by Operator at the Heliport, including, without duplication, (i) amounts received from or in respect of licenses and use agreements, such as fixed rental or fees, minimum rental or fees, rental or fees computed on the basis of sales or other criteria, additional rental or fees, escalation rental or fees, security deposits applied in payment of any rental or fees, proceeds of insurance paid in lieu of rental or fees, and payments for electricity, air conditioning and cleaning; (ii) amounts received as landing and take-off fees, aircraft handling fees, fuel fees and aircraft storage fees; (iii) the sale of goods or services provided on the Heliport by vendors or other parties pursuant to agreements with Operator (collectively, “Vendors”); and (iv) amounts received as a result of activities performed by other users of the Heliport, including but not limited to use for receptions or other special events, advertising or for photography, including without limitation, fuel sales, landing fees, take-off fees, maintenance charges, passenger and aircraft handling fees, repair charges, ticket sales, parking revenues, storage and hangar charges, receipts from merchandise, food, beverages, receipts from vending machines and public telephones, derived from any use of the Heliport (collectively, “Gross Receipts”). If Operator or any Affiliate thereof operates any of its own aircraft at the Heliport, there shall be imputed as Gross Receipts an amount equal to landing and take-off fees, aircraft handling fees, fuel fees and aircraft storage fees as would then be charged by Operator to a non-affiliated operator in an arms length transaction. Gross Receipts shall exclude the amount of any federal, state or City taxes that are paid by the Operator against its sales. Operator shall retain its fees out of Gross Receipts subject to the terms and provisions of this Agreement.

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(b)	Payment of Fees. Operator shall remit retention payments (“Retention Payments”) to Agreement Administrator as set forth in Exhibit E. MAG is based upon no more than 57,984[1] total movements per year. If the City determines that this number of movements may be increased, MAG will be increased by a corresponding percentage relative to the revised number of movements.

(c)	Security Deposit. Operator shall provide Agreement Administrator with a Security Deposit for the duration of the Agreement. Agreement Administrator may draw down on the Security Deposit for any non-payment or late payment of Retention Payments. The Operator shall replenish any draw down funds within thirty (30) days of any draw down detailed in the Agreement. Failure of Operator to replenish the Security Deposit within thirty (30) days of any draw down detailed in the Agreement shall constitute an Event of Default.

(d)	Payment Due Dates. If any payment under this Agreement is due on a holiday, Saturday or Sunday, the payment shall be made on the first business day following the holiday, Saturday or Sunday.

(e)	Late Payment Penalty. If Operator fails to remit the Retention Payments in full by the date due interest shall accrue on any unpaid amounts at five percent (5%) per annum.

(f)	Form of Payment. The Retention Payments and other payments due from Operator shall be paid in lawful money of the United States by check or wire transfer, accepted subject to collection, and payable to the order of Agreement Administrator, or such other entity as is designated in writing by Agreement Administrator.

(g)	Payment Address. All payments of the Retention Payments and other payments due from Operator to Agreement Administrator shall be directed to:

Apple Industrial Development Corp.

P.O. Box 2770

New York, New York 10087-7700

1 Addendum 2 referenced 40,440 movement per year for the basis of MAG proposals; however, best and final offers were based upon the 2007 New York and New Jersey Port Authority projected annual movements of between 57,000 to 60,000. The EAS was based upon 57,984 actual annual movements in year 2007.

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or at such other location as Agreement Administrator may from time to time designate by written notice.

(h)	No Billing Required. No invoices for the fees or payments described in Article III need be issued by the Agreement Administrator. Operator will submit all payments in respect thereof to Agreement Administrator together with the supporting documentation outlined herein.

(i)	Pro-rated Payments. If for any reason this Agreement is terminated or expires prior to any of the foregoing payment dates, Operator shall pay Agreement Administrator the accrued amount up to the date of termination of any Retention Payments or other required payment not then paid or due. Such payment, in the case of the Retention Payments, shall be pro-rated based on the number of business days elapsed in the monthly period in which such termination occurs.

Section 3.02 Other Payment Obligations.

(a)	Taxes and Assessments. Operator shall promptly pay any license fees or other charges, properly levied or assessed against the Heliport, the operation of the Heliport, or against Operator by virtue of Operator’s use or operation of the Heliport; provided, however, that this Section 3.02(a) shall not obligate Operator to pay any property taxes or special assessments levied or assessed against the Heliport.

(b)	Utilities, Maintenance and Service. Operator must provide and pay for all utilities including all sewer charges and for all water, gas, heat and electricity (including impressed current for barge maintenance) consumed and used in the Heliport, and Operator, at its sole cost and expense, shall maintain and repair all meters and procure all permits, agreements, approvals and licenses necessary to effectuate this provision, and shall provide and pay for all services necessary or convenient for the upkeep or operation of the Heliport, including but not limited to garbage removal, vermin extermination, cleaning, fuel storage and supply, and maintenance and repair of all ground surface, storage tanks and hangars.

Section 3.03 Accounting and Activity Reporting.

(a)          Monthly Reporting. Operator shall submit monthly Gross Receipts and operating statements to Agreement Administrator by the tenth (10th) day of the month following each month during the Term of this Agreement in a format and with sufficient details as determined by Agreement Administrator.

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(b)	Books and Records.

(i)	During the term of this Agreement, Operator shall keep at the Heliport or a convenient location in Manhattan, NY in original or duplicate, full, complete and accurate books of accounts, and full, complete and accurate records of Gross Receipts and Improvements as aforesaid, including daily sales and receipts, correspondence, disks, receipts, vouchers and any written agreements entered into by Operator with carriers and other users of the Heliport including accurate hourly records of helicopter movements. (collectively, the “Information”) pertaining to calculations and revenue statements under this Agreement, which Information shall be collected and maintained in accordance with generally accepted accounting principles to show in detail, to the reasonable satisfaction of Agreement Administrator, the Retention Payments and Gross Receipts from sales made and services rendered on, in and about the Heliport. Operator, at its own expense, shall preserve such Information for a period of six years or such longer period required under State or Federal laws and regulations.

(ii)	The City, Agreement Administrator and the City Comptroller shall have the right at any time during business hours to examine said accounts and records and to make copies thereof, and Operator shall cooperate fully and aid in any examination or audit thereof. All transactions shall be registered and recorded in accordance with industry standard computerized sales recording devices, and the items thereof shall be posted daily on books of accounts and records that Agreement Administrator shall consider adequate to reveal the true, correct and entire business conducted on, in or from the Heliport.

(c)	Confidential Information. Operator agrees that in the course of preparing the statements referred to above, and the City and Agreement Administrator agree that in the course of analyzing the statements, the parties will treat confidentially all information and documents, including passenger manifests, furnished by helicopter owners, operators, and air carriers utilizing the Heliport subject to applicable law (such information and documents being collectively referred to as “Confidential Information”). The Operator and the City and Agreement Administrator agrees that each of them respectively will use the Confidential Information solely for the purposes described in this section, and that neither party will use the Confidential Information in any way detrimental to, or to competitive disadvantage of the other party. Operator and the City and Agreement Administrator further agree that such information will be kept confidential (i) by the Agreement Administrator, their respective directors, officials, employees, agents, consultants, and independent contractors and (ii) by Operator and its Affiliates, members, directors, officers, employees, counsel and other representatives (all such persons and entities being collectively referred to as “Representatives“) and that, except as may be necessary for the enforcement of the City’s rights under this Agreement, neither the parties nor their Representatives will use, publish, divulge, disclose or allow to be disclosed the Confidential Information to any person, firm or entity whatsoever unless the other party consents in writing to the disclosure of such information or a court or other tribunal of competent jurisdiction orders such disclosure or it is otherwise required by applicable law, including but not limited to any Freedom of Information Laws. The City and/or Agreement Administrator agree to inform Operator of any requests they receive for any of the Confidential Information made pursuant to any Freedom of Information Law and to provide Operator with the opportunity to seek an appropriate order preventing the disclosure of any of the Confidential Information prior to making such disclosure.

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(d)	Certificate and Auditing.

(i)	Operator shall provide (A) quarterly operating statements for the operations of the Heliport (including the monthly Gross Receipts for that quarter), within 30 days after the end of each fiscal quarter, (B) annual audited statements of Gross Receipts, including revenue categories, segregated from any statements prepared for its Parent or other Affiliates, by the ninetieth (90th) day after the end of Operator’s fiscal year, and (C) Officer’s Certificates certifying as to the accuracy of the information and calculations submitted as part of the revenue documentation described herein. Such quarterly and annual statements shall be in a format and with sufficient details as determined by Agreement Administrator, and shall include accounting statements showing the basis for the Retention Payments and Gross Receipts calculation (including unresolved billing disputes and credit memos), which shall be supported by reasonably detailed written documentation supporting such calculation. In the event that an audit reveals that the total Retention Payments due to the City during any fiscal year are greater than the aggregate of Operator’s remitted monthly Retention Payments for such fiscal year, then Operator shall promptly pay to the City through Agreement Administrator the difference between the amounts due and the amounts paid.

(ii)	Operator shall bear the cost of the preparation and delivery of required operating statements and financial statements and of any auditing. Auditor’s certifications shall be submitted to Agreement Administrator with the annual financial statements at the end of each calendar year and at the termination or expiration of this Agreement.

(iii)	Operator shall prepare and provide to Agreement Administrator on or about the ninetieth (90th) day after the end of Operator’s fiscal year annual basis activity reports, which shall include the date of service, the type of service, the fee charged, the number of passengers, dates and fees received for non-aeronautical events and uses and any other relevant information in a form and with sufficient details as approved by Agreement Administrator.

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(iv)	The Operator must maintain a revenue control system, such as “FlightRev” as detailed in Exhibit G, to ensure the accurate and complete recording of all revenues in a form and manner acceptable to the City and Agreement Administrator. All fees, fares, prices and any subsequent increases must be approved in advance by Agreement Administrator. Operator shall provide Agreement Administrator will all information reasonably necessary for Agreement Administrator to make a determination as to the appropriateness of the proposed increase. Increases to fees, fares, or prices shall be considered approved by Agreement Administrator twenty (20) days after receipt of a notice of said increase by Agreement Administrator, unless Operator is otherwise notified that Agreement Administrator objects to such increase. Notwithstanding the foregoing, Operator may increase, on a non-discriminatory basis, the fees it charges for fuel without prior approval from Agreement Administrator, provided that the total increases in said fees together aggregate an increase of less than 25% of the fee (the “Base Fee”) charged by the Operator on the Commencement Date. Prior approval of the Agreement Administrator, in the manner set forth above in this Section 3.03(d)(iv), shall be required for increases in said fees totaling in the aggregate an amount equal to or greater than 25% of the Base Fee. Upon approval by Agreement Administrator of said increase, such increased fee shall be considered the Base Fee. Each subsequent 25% aggregate increase over the Base Fee will be subject to the approval requirements detailed above in this section 3.03(d)(iv).

ARTICLE IV

MAINTENANCE; CAPITAL IMPROVEMENTS

Section 4.01 Management, Operation and Maintenance. Operator hereby agrees to manage, operate and maintain the Heliport as provided in Section 2.02, Exhibit G and as further set forth herein.

Section 4.02 Maintenance of Heliport and Equipment.

(a)	General. Operator shall be responsible for operating, inspection, maintenance and repair costs for the landing surface, terminal facilities, and other fixtures on the Heliport, as more specifically set forth in Section 2.02(b) hereof. Operator’s obligation to maintain the Heliport shall continue until the Expiration Date. The foregoing notwithstanding, nothing herein shall require Operator to make any repairs, alterations or renovations to the substructure of the decking over the East River, which shall remain the responsibility of the City. The Operator shall cooperate with the City and grant access to the City for all repairs and maintenance to the decking.

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(b)	Role of Agreement Administrator. Operator shall provide written notice to Agreement Administrator within twenty-four (24) hours of any significant Loss or Damage to the landing surfaces, buildings or other fixtures at the Heliport. Agreement Administrator shall be the sole judge, acting in its reasonable discretion, to reasonably require the amount and quality of repairs, maintenance and painting required to restore the Heliport to substantially the same extent and quality as the Improvements constructed pursuant to this Agreement. Agreement Administrator retains the right, on notice to Operator, to inspect or have inspected such Loss or Damage to the Heliport. Copies of all physical inspection reports produced by or for Operator in connection with such Loss or Damage shall be promptly sent to Agreement Administrator upon Agreement Administrator’s written request. Under no circumstances shall Agreement Administrator be obligated to maintain or repair the Heliport, apart from obligations in paragraph (c) below relating to the substructure of the decking, at any time. Agreement Administrator shall use reasonable endeavors to alert New York State Department of Transportation or the appropriate public agency as to any concerns raised by Operator that the structural underpinning or physical condition of the FDR Drive has deteriorated significantly or has otherwise become unsafe and requires repair or other remedy.

(c)	Decking. If Agreement Administrator or the Operator determine that the use of the decking over the East River constituting a part of the Heliport is unsafe, based on a report by an Agreement Administrator-approved professional consultant, because of spalling of concrete pilings, corrosion of metal pilings, or any other cause, then Agreement Administrator or Operator, as the case may be, may notify the other party of such determination, and thereupon Operator shall cease using the decking and, upon the request of Agreement Administrator, shall install fencing along the bulkhead to prevent access to the decking. Nothing herein shall require Operator to make any repairs, alterations or renovations to the substructure of the decking over the East River constituting a part of the Heliport. Agreement Administrator has retained a consultant to provide an inspection report of the condition of the decking and concrete pilings. If any portion of the decking must be shut down because of repairs or replacements, the Retention Payments due the City shall be reduced pursuant to Section 9.01(b).

Section 4.03 Condition of Heliport.

(a)	Operator acknowledges that it has inspected the condition of the Heliport and conducted due diligence to its satisfaction prior to signing this Agreement. Operator acknowledges and agrees that its rights to operate the Heliport are granted hereunder on an “as is/where is” basis and Operator shall be responsible for the condition of the Heliport as of the Commencement Date, provided, however, that this assumption of responsibility by Operator shall not serve as the basis for the imposition of environmental liability against Operator for conditions identified in the EAS (“Non-Operator Liability”). Neither Agreement Administrator nor the City has made or makes any representation or warranty as to the condition of the Heliport or its suitability for any particular use or as to any other matter affecting this Agreement. Operator is prohibited from selling, salvaging, demolishing or removing any part of the Heliport, including but not limited to the decking, without the prior written consent of Agreement Administrator.

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(b)	The EAS shall serve as a baseline for determining any liability of the Operator for environmental contamination on a going forward basis. Operator shall not be liable for any penalty, assessment or fine issued by any government agency or office nor for any claim or civil action which may be presented or initiated by any agency or officer of the Federal, State or local governments based in whole upon pre-existing environmental contamination identified in the EAS. Operator shall not be liable for any remediation costs for such pre-existing contamination identified in the EAS. Further, upon termination of this Agreement, Operator shall not be responsible for remediation of any environmental condition or form of contamination that is identified in the EAS.

Section 4.04 Improvements.

(a)	The Operator must obtain and maintain as valid any and all necessary approvals, permits, and licenses for the construction and lawful operation of this concession, and bear all costs in connection with such approvals and in connection with any environmental review(s). All necessary permits and approvals for capital work, operation and design must be obtained from the City Department of Buildings and all other agencies having jurisdiction. Additionally, all designs and work to be performed at the Heliport shall be prepared by licensed architects or engineers and will require prior approval from Agreement Administrator, the City Art Commission, the City Department of Buildings and any other agencies having jurisdiction. The Operator shall retain a professional New York State-licensed engineer or registered architect to design and file proposed capital work and to oversee the entire construction project. This supervising architect or engineer shall ensure that all construction conforms to the Plans and Specifications approved by Agreement Administrator.

(b)	A construction security deposit, in an amount and format approved by Agreement Administrator, will be required to ensure that all construction or renovation work is completed to the satisfaction of Agreement Administrator. The security deposit must be made before the commencement of any construction or renovation work.

(c)	Agreement Administrator and the City make no representations regarding the adequacy of current site utilities. The Operator must connect to and/or upgrade any existing utility service or create a new utility system, and obtain the appropriate permits and approvals for same. The Operator must pay for any and all utility costs for the concession during the term of the Agreement, including all water and sewer charges that the DEP may assess.

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(d)	The Operator must comply with all City, state and federal requirements to provide safe and accessible facilities, including for persons with disabilities.

(e)	Operator shall be solely responsible for the cost and payment for the Improvements described in Section 2.02 (f) hereof and shall develop such Improvements without any lien on the Heliport as follows: (i) the first one million dollars ($1,000,000) of Improvements must be completed by the second anniversary of Operator receiving all necessary permits for the Improvements and (ii) the second one million dollars ($1,000,000) of Improvements must be completed by the end of the fifth year of the Agreement. If the Operator’s total expenditures for the Improvements are less than two million dollars ($2,000,000) by the end of the fifth year of the Agreement, then the Operator shall pay the difference to the City in one lump sum payment within thirty (30) days of such determination by Agreement Administrator. The Improvements shall become the property of the City upon construction or installation at the option of the City. Notwithstanding the foregoing, and subject only to limited use exceptions set forth elsewhere in this Agreement, such Improvements shall be subject to Operator’s exclusive control and duty to maintain, repair or replace until this Agreement expires or is terminated. If the Agreement is terminated, the City will not reimburse Operator’s unamortized capital improvement costs as of the date of termination. Improvements may not be removed from the Heliport without the written approval of the City.

(f)	Operator, at its expense, and as a part of the Improvements shall supply and install at the Heliport, the equipment and materials reasonably necessary for use of Operator in the operation of the Heliport, it being understood and agreed that to the extent that this equipment and material becomes an integral part of the Heliport, it shall, at the option of the City, become and at all times remain the sole property of the City.

(g)	Operator, at its expense, and as a part of the Improvements may, with the prior written consent of Agreement Administrator, make any alterations or improvements to the Heliport that, in its opinion, are required or desirable to conduct its operations.

(h)	Operator shall obtain the prior written approval from Agreement Administrator for the selection, design and implementation of any material improvements (i.e. the cost of which exceeds ten thousand dollars ($10,000)) to the Heliport, including without limitation, appurtenances to the Heliport, repairs, replacements and Improvements to the Heliport, operating equipment, security equipment and signage, and shall respond to any objections to design, cost or selection which may be raised by Agreement Administrator and modify the plans or re-bid the work as ultimately agreed to by Agreement Administrator. Operator acknowledges that consistent with Section 4.04(e), Improvements, materials and equipment installation, shall become the property of the City, at the option of the City, and shall be administered on its behalf by Agreement Administrator or Agreement Administrator’s permitted assignee hereunder, and further that neither Agreement Administrator nor the City shall be liable to any contractor or material man for any repairs, replacements or Improvements made to the Heliport.

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(i)	Upon the Expiration Date, Operator shall restore the Heliport to its condition as of the Commencement Date (other than with respect to Improvements that have become the property of the City or other improvements approved by Agreement Administrator pursuant to this Section 4.04), at Operator’s sole cost and expense, to the reasonable satisfaction of Agreement Administrator. In the event Operator fails or neglects to do so, Agreement Administrator and the City shall have the right to remove any structures and improvements and effect restoration of the Heliport or any part thereof at the sole cost and expense of Operator. Agreement Administrator may draw down on the Security Deposit to enforce this paragraph 4.04(i).

Upon reasonable notice to the Operator, Agreement Administrator reserves the right to enter the Heliport to make mutually agreed upon capital improvements to the Heliport.

Section 4.05 Code Compliance. The Operator shall be required to upgrade the Heliport to comply with the revised NYC Building Code standards (“Code”). In particular, the Operator must upgrade and/or install fire and safety systems that are Code compliant. All Code requirements shall be completed within the earlier of the first two (2) years of the Agreement or as scheduled on Exhibit D. Agreement Administrator and Operator shall update and modify Exhibit D during the Term of the Agreement. The Operator shall be allowed to deduct the Code compliance costs from the Retention Payments on a pro rated basis beginning in the third year of the Agreement. Agreement Administrator shall provide Operator with a schedule for the pro rated deductions. All expenditures must be approved by Agreement Administrator. Agreement Administrator shall have the sole authority to determine if an upgrade/improvement qualifies as a deductible code compliance expense or as a non-deductible Improvement cost.

Section 4.06 Procurement of Bids, Services and Goods.

(a)	Independent Contractor. Operator agrees to enter into, or cause to be entered into, all contracts for goods or services in connection with the Heliport independently and not as agent of Agreement Administrator or the City. During the Term of this Agreement, Operator shall manage and operate the Heliport as an independent contractor for the City.

(b)	Prohibited Persons. Operator shall not enter into any contract with a Prohibited Person with respect to the Heliport. If Operator believes that a party to a potential contract may be a Prohibited Person, Operator shall notify the Agreement Administrator and Agreement Administrator shall make a determination of same within thirty (30) days of such request by Operator.

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(c)	Approval of Subcontractors. All contractors, subcontractors and consultants of the Operator must be pre-approved by Agreement Administrator, and if required, be qualified under all FDNY certifications. Upon Agreement Administrator’s request, Operator shall ensure that all its proposed contractors, subcontractors and consultants submit completed original copies of two (2) VENDEX Questionnaires (Vendor and Principal Questionnaires) to the Mayor’s Office of Contract Services.

Section 4.07 Hazardous Materials. Operator shall take all actions legally permissible to prevent the transportation or storage of any Hazardous Materials (as defined in section 5.01(b)), at, on or through the Heliport without the prior written approval of Agreement Administrator. Without limiting the foregoing, any transporting or storage of Hazardous Materials at, on or through the Heliport by Operator shall be subject to the conditions that: (i) no Hazardous Materials shall be stored on the Heliport; (ii) Operator shall take steps consistent with those taken on its other aviation properties to prevent the use, handling, transport, disposal or release of Hazardous Materials by unauthorized persons; (iii) if permitted by Agreement Administrator, all handling of Hazardous Materials at the Heliport shall be performed in compliance with all applicable laws and regulations. In the event of any release of Hazardous Materials occurring on any segment of the Heliport from storage facilities and regardless of the cause of such release, Operator at its sole expense shall immediately: (a) make any and all reports required by Federal, State or local authorities, and submit copies of such reports to Agreement Administrator; (b) advise both the owner/shipper and Agreement Administrator of the Hazardous Materials released and their location; and (c) arrange for and perform or cause the performance of any appropriate response action in connection with any release of Hazardous Materials from the Heliport, in accordance with all Federal, State, or local laws, rules or regulatory requirements, provided, however, that the foregoing shall in no way limit Operator’s ability to seek recovery from any responsible third parties of the costs incurred by Operator.

Section 4.08 Personnel. Operator shall employ at the Heliport a sufficient number of personnel capable of managing and maintaining the Heliport, which at a minimum shall be at levels described in Exhibit G. Such personnel shall be screened by Operator before hiring and shall be employed, disciplined, discharged, promoted, and directed in the performance of their duties solely by Operator. Operator shall negotiate and obtain any necessary labor agreements covering its employees at the Heliport.

(b)	Subject to the limitations contained in the relevant collective bargaining agreement, or applicable laws, rules and regulations, Agreement Administrator shall have the right to require the removal of any employee from the Heliport whose conduct shall not reasonably satisfy Agreement Administrator. In addition, Operator hereby expressly agrees to inform Agreement Administrator immediately, in writing, upon the occurrence of any event at the Heliport that involves a security-related matter (e.g., trespass, property damage, or criminal activity reported to a law enforcement agency).

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(c)	Operator shall have sole discretion to select individuals and entities for the performance of its services at the Heliport; however, all such individuals and entities are subject to Agreement Administrator’s approval. Operator shall confer with Agreement Administrator in its selection of any temporary or permanent general manager for the Heliport (“General Manager”). The selection of General Manager is subject to Agreement Administrator’s approval. Operator shall only employ, use or contract with qualified individuals who are fit for duty and who meet the applicable requirements, if any, of any regulatory and/or administrative agency. Operator will ensure that its employees, agents, contractors and subcontractors comply with all laws and regulations promulgated by the FAA, the DOT, and other regulatory and/or administrative agencies, including regulations relating to drug/alcohol testing, equipment safety, and Hazardous Materials.

Section 4.09 No Discrimination. Operator covenants that it will not violate any laws concerning discrimination, including but not limited to Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, as amended, Americans With Disabilities Act, Section 1981 of the Civil Rights Act of 1870, Section 1983 or 1985 of the Civil Rights Act of 1871, Equal Pay Act, Executive Order 11246, Rehabilitation Act of 1993, Vietnam-Era Veterans’ Readjustment Assistance Act, Immigration Reform and Control Act of 1985, the New York State Human Rights Law, the New York City Human Rights or Civil Rights Law, Executive Order 50 or any other Federal, State or local laws, statutes, regulations, ordinances or orders concerning discrimination (the “Discrimination Laws”). Operator further covenants to require any subcontractor to comply with the Discrimination Laws. Operator shall post conspicuously employment non-discrimination notices at the Heliport. In all advertisements for employment at the Heliport, Operator shall state expressly that it is an equal opportunity employer.

Section 4.10 Prohibition on Liens.

(a)	Operator shall not create, cause to be created or allow to exist (i) any lien, encumbrance or charge upon the Heliport or any part thereof, (ii) any lien, encumbrance or charge upon any assets of, or funds appropriated to, Agreement Administrator or the City, or (iii) any other matter or thing whereby the estate, rights or interest of Agreement Administrator or City in and to the Heliport or any part thereof might be impaired. If any mechanic’s, laborer’s, vendor’s, materialman’s or similar statutory lien is filed against the Heliport or any part thereof, or if any public improvement lien is created, or caused or suffered to be created by Operator shall be filed against any assets of, or funds appropriated to, the City or Agreement Administrator, then Operator shall within thirty (30) days after receipt of notice of the filing of such mechanic’s laborer’s, vendor’s, materialman’s or similar statutory lien or public improvement lien, cause it to be vacated or discharged of record by payment, deposit, bond, order of court of competent jurisdiction or otherwise, subject to Operator’s right to dispute the validity of the lien, as addressed in Subsection (b) below.

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(b)	Should Operator elect to dispute the validity of any such lien or charge placed, filed or recorded against the Heliport, in lieu of canceling or discharging the same, Operator (i) shall furnish to Agreement Administrator a bond or bonds in connection therewith in such form and amount as shall be approved by Agreement Administrator and (ii) shall bring an appropriate proceeding to discharge such lien and shall prosecute such proceeding with diligence and continuity; except that if, despite Operator’s efforts to seek discharge of the lien, Agreement Administrator believes such lien is about to be foreclosed and so notifies Operator, Operator shall immediately cause such lien to be discharged as of record or Agreement Administrator may use the bond or other security (including the Security Deposit) furnished by Operator in order to discharge the lien.

Section 4.11 Prohibition on Security Interests. Operator shall not pledge as security for any loan any of the assets or interests in the Heliport, including any revenue derived from the operation of the Heliport without the prior written consent of the City.

Section 4.12 Access. Operator shall permit inspection of the Heliport by agents, employees, consultants and representatives of the City and/or the Agreement Administrator and shall permit inspection thereof by or on behalf of prospective future operators or occupants.

Section 4.13 Delegation. The City or Agreement Administrator may delegate its rights and obligations hereunder to its Affiliate or other successor entity.

ARTICLE V

INDEMNIFICATION AND CASUALTY

Section 5.01 Indemnification.

(a)	Operator shall forever defend, indemnify and hold harmless the City and Agreement Administrator, and their respective officers, agents, representatives and employees (collectively the “Indemnified Parties”) from and against any and all liabilities, claims, demands, penalties, fines, settlements, damages, costs, expenses and judgments of whatever kind or nature or unknown, contingent or otherwise:

(i)	arising from Loss or Damage to the extent said Loss or Damage is the result of any act(s) or omission(s) of Operator, or of Operator’s employees, guests, contractors, subcontractors, representatives or agents occurring on the Heliport or on roads or other accesses that adjoin the Heliport, or arising out of or as a result of actions taken by Operator pursuant to this Agreement or operations conducted on the Heliport,

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(ii)	relating to or arising from any and all liens and encumbrances which may be filed or recorded against the Heliport or any public improvement lien filed against any funds of the City or Agreement Administrator as a result of actions taken by or on behalf of Operator, its contractors, subcontractors, agents, representatives, employees, guests or invitees, with respect to the Heliport, or

(iii)	arising out of, or resulting from the presence, storage, transportation, disposal, or release of any Hazardous Materials (as hereinafter defined) over, under, in, on, from or affecting the Heliport during the Term of this Agreement, to the extent said presence, disposal, or release is the result of any act(s) or omission(s) of Operator or Operator’s employees, guests, contractors, subcontractors, representatives or agents.

(b)	Definitions. “Hazardous Materials” means (i) any “hazardous waste” as defined under the Resource Conservation and Recovery Act, 42 U.S.C. Section 9601 et seq., or (ii) “hazardous substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or (iii) “hazardous materials” as defined under the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., or (iv) “hazardous waste” as defined under New York Environmental Conservation Law Section 27-0901 et seq., or (v) “hazardous substance” as defined under the Clean Water Act, 33 U.S.C. Section 1321 et seq., or (vi) “Petroleum” as defined in N.Y. Environmental Conservation Law §15.0514, and any regulations promulgated thereunder, each as it may be in effect from time to time, or (vii) asbestos, or (viii) polychlorinated biphenyls. The provisions of this Section 5.01 shall survive the Expiration Date or other termination hereof.

(c)	Response to Claims. Each party shall provide written notice to the other party of the receipt of any notice of any claim or threatened claim, and provide to the other party a copy of the notice, any additional or other documents provided by the person making the claim, and any response to the claim. For any claim under this Section 5.01, Operator shall have the duty to defend or respond to any claim, and to take all actions required by applicable law, ordinance or governmental rule, regulation or order to respond to any such claim or the events leading to such a claim, all at its sole and exclusive cost. Subject to taking all actions necessary to maintain any applicable privilege, Operator shall promptly provide the City and Agreement Administrator with a copy of all studies, expert reports, and other documents related to such claim, and shall consult with the City and Agreement Administrator concerning any response. The City and Agreement Administrator may be represented at their own expense in a proceeding related to the claim by counsel or other representative, and Operator (and its agents, consultants and counsel) shall cooperate with the City and Agreement Administrator regarding such participation.

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Section 5.02 Reporting of Accident/Incidents. In addition to notifying the appropriate police and other agencies, Operator shall report to Agreement Administrator any FAA reportable Accident/Incident or crime which arises in connection with the Heliport within twenty four (24) hours of such accident/incident. Operator will comply with all rules and regulations issued by the FAA and other agencies concerning the reporting of Accidents/Incidents.

ARTICLE VI

INSURANCE

Section 6.01 Liability Insurance.

(a) The Operator shall, at all times throughout the Term, provide and keep in force (x) Airport Liability Insurance and (y) Commercial General Liability Insurance and/or Public Liability Insurance covering the operations of the Operator at or near the Heliport, including the operation of mobile equipment, against liability for bodily injury, death and property damage, including the Heliport and all sidewalks adjoining or appurtenant to the Heliport. The City and Agreement Administrator shall be listed as an additional named insureds on the Airport Liability Insurance policies and as additional insureds (with coverage no narrower than that provided under ISO endorsement CG 20 26 11 85) on the Commercial General Liability and/or Public Liability Policies. The Airport Liability Insurance and Commercial General Liability Insurance and/or Public Liability Insurance shall each have limits applicable exclusively to operations under this Agreement of twenty million dollars ($20,000,000) per occurrence and twenty million dollars ($20,000,000) aggregate. If such insurance contains an aggregate limit, it shall apply separately to the operations and activities undertaken pursuant to this Agreement. All such insurance shall include the following protection:

(i) broad form liability, including (A) blanket contractual liability (covering the indemnification provisions assumed by the Operator hereunder, including bodily injury to employees or others assumed by the Operator under contract), which insurance shall cover all costs, expenses and/or liability (including, without limitation, attorneys’ fees and disbursements) arising out of or based upon any and all claims, accidents, injuries and damages required to be insured against hereunder), (B) personal injury and advertising injury liability, (C) premises medical payments, (D) host liquor liability, (E) fire legal liability on real property, (F) broad form property damage liability, including completed operations, (G) incidental medical malpractice, (H) non-owned watercraft liability, (I) limited world-wide coverage, (J) additional interests insured, (K) extended bodily injury coverage, and (L) automatic coverage on newly-acquired entities;

(ii) products and completed operations;

(iii) independent contractors;

(iv) blanket automatic contractual liability to include bodily injury to employees of others assumed by the Operator;

(v) water damage legal liability shall not be excluded;

(vi) waterfront activities shall not be excluded;

(vii) endorsement acknowledging aviation facility operations on the Heliport;

(viii) terrorism coverage; and

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(ix) XCU coverage.

(b) The Operator shall, at all times throughout the Term, provide and keep in force comprehensive Automobile Liability Insurance for all owned, non-owned, leased, rented and/or hired vehicles insuring against liability for bodily injury and death and for property damage in an amount as may from time to time be reasonably determined by the Agreement Administrator but not less than two million dollars ($2,000,000) per claim.

Section 6.02 Pollution Insurance. The Operator shall, at all times throughout the Term, provide and keep in force Pollution Legal Liability coverage with limits no less than five million dollars ($5,000,000) per occurrence and five million dollars ($5,000,000) aggregate or such higher amount as the Agreement Administrator may require following completion of the final design of the proposed fuel facility. If such insurance contains an aggregate limit, it shall apply separately to the operations and activities undertaken pursuant to this Agreement. Such insurance shall name the Operator as first named insured and the City and Agreement Administrator as additional named insureds, including coverage of Loss or Damage arising from (1) investigation, removal, clean-up costs, remediation, monitoring or response action, to the extent required by environmental laws and any repair, replacement or restoration of real or personal property to substantially the same condition it was in prior to any of the forgoing activities; (2) orders, decrees, directives, injunctions or judgments by any governmental authority; (3) third party claims for bodily injury (including without limitation medical monitoring) and property damage (including, without limitation, natural resource damages); and (4) business interruption; in each case, to the extent such Loss or Damage relate to Pollution Conditions. “Pollution Conditions” as used herein means the discharge, dispersal, migration, release or escape of any hazardous materials into or upon land, or any structure on land, subsurface, soils, sediments, the atmosphere or any watercourse or body of water, including groundwater, whether caused by a third party (including without limitation remediation contractors or consultants), an act of war or terrorism or otherwise, in each case, on, at, under, or migrating to or from, the Heliport.

Section 6.03 Property Insurance. The Operator shall, at all times throughout the Term, provide and keep in force comprehensive “All Risk” of direct physical loss or damage, insurance covering the Heliport, including, without limitation, coverage for loss or damage by acts of terrorism, water, flood, subsidence and earthquake (excluding, at the Operator’s option, from such coverage normal settling only) and for all buildings, structures, equipment and fixtures in or upon the Heliport in an amount of not less than twenty million dollars ($20,000,000) which amount shall increase relative to any increase in the value of the property as determined by Agreement Administrator. If such insurance contains an aggregate limit, it shall apply separately to the Heliport. Such insurance, shall cover the interests of both the City and Agreement Administrator and the Operator in such property, shall be valued at full replacement cost value, and shall include the following types of coverage: Automatic Coverage; Building Ordinance Coverage; Business Income; Civil & Military Authority; Debris Removal; Decontamination Costs; Demolition and Increased Cost of Construction; Earth Movement; Extended Period of Liability; Extra Expense; Adjustment and Claim Expense; Flood; Ingress/Egress; On Premises Services; Property Damage; Service Interruption Property Damage; Service Interruption Time Element; Soft Costs; Terrorism; Business Interruption covering, at the least, all annual Retention Payments payable by Operator under this Agreement; and Time Element Interdependency.

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Section 6.04 Builders’ Risk Insurance. The Operator shall provide and keep in force during any construction activities a Builders’ Risk Insurance policy covering all risks in completed value form. Such policy shall cover the total value of the Improvements, as well as the value of any equipment, supplies and/or material that may be in storage (on or off the Heliport) or in transit. The policy shall cover the cost of removing debris, including demolition as may be legally necessary by the operation of any law, ordinance or regulation, and for loss or damage to any owned, borrowed, leased or rented capital equipment, tools, including tools of their agents and employees, staging towers and forms, and property of the City or Agreement Administrator held in their care, custody and/or control. Such policy shall name the City and the Agreement Administrator and the Operator as insureds. The Builders’ Risk Insurance policy shall contain the following endorsements.

(i)	The City, the Agreement Administrator and the Operator shall be named as loss payees in order of precedence, as their interest may appear; and

(ii)	In the event the loss occurs at the Heliport, the policy shall permit occupancy without the consent of the insurance company; and

(iii)	In the event that the insurance policy has been issued by a mutual insurance company, the following language shall be included: “Neither the City of New York nor the New York City Economic Development Corporation is liable for any premium or assessment under this policy of insurance. The first named insured is solely liable therefor.”

Section 6.05 Workers’ Compensation and Disability Insurance. The Operator shall, at all times throughout the Term, provide and keep in force workers’ compensation and disability coverage providing statutory New York State benefits for all persons employed by the Operator at or in connection with the Heliport and employer’s liability insurance in an amount not less than that required by New York State law.

Section 6.06 Deductibles. The insurance required in Sections 6.01, 6.02, 6.03, and 6.04 shall contain no deductibles in excess of twenty five thousand dollars ($25,000) per occurrence or claim (as applicable) for all policies except automobile, which may have not more than a ten thousand dollar ($10,000) deductible, unless otherwise specifically approved in each instance by Agreement Administrator.

Section 6.07 Other and Additional Insurance. Operator shall obtain policies with higher limits or carry such additional insurance coverage as the City or Agreement Administrator may reasonably require from time to time and to execute and deliver any additional instruments and to do or cause to be done all acts and things that may be requested by the City or Agreement Administrator to insure the City and Agreement Administrator properly and fully against all damage and loss as herein provided for and to effectuate and carry out the intents and purposes of this Agreement. Should other or additional types of insurance or clauses be procured, Operator shall furnish new certificates and policies on demand of City or Agreement Administrator.

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Section 6.08 Insurance Policy Requirements.

(i)           All insurance provided by the Operator as required hereunder shall name the Operator as named insured and the City and Agreement Administrator as additional named insureds, additional insureds, and loss payees to the extent, where applicable, of their respective insurable interests in the Heliport and shall be primary with respect to any other coverage which the City and Agreement Administrator may obtain.

(ii)           The liability insurance policies shall specifically state that it is issued “in accordance with the Agreement dated as of July ___, 2008 between The City Of New York acting by and through the New York City Department of Small Business Services and FirstFlight, Inc.”.

(iii)           All insurance required by any provision of this Agreement shall be in such form and shall be issued by such responsible companies (i) rated by AM Best as at least A-(VII) (or comparable rating by Standard & Poors or other industry-recognized rating agency) unless the Operator obtains the prior written approval of the City or Agreement Administrator with regard to a particular policy or coverage, (ii) authorized to do business in the State of New York and (iii) otherwise reasonably acceptable to the City or Agreement Administrator.

(iii)           Each policy of insurance required to be obtained by the Operator as herein provided shall contain to the extent obtainable and whether or not an additional premium shall be required in connection therewith (i) a provision that no act or omission or negligence of the Operator or any other named insured or violation of warranties, declarations or conditions by the Operator or any other named insured shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, (ii) an agreement by the insurer that such policy shall not be cancelled or modified without at least thirty (30) days prior written notice to the City and Agreement Administrator, (iii) an agreement that the coverage afforded by the insurance policy shall not be affected by the performance of any work in or about the Heliport or the occupation or use of the Heliport by the Operator for purposes more hazardous than those permitted by the terms of such policy, (iv) a waiver by the insurer of any claim for insurance premiums against the City or Agreement Administrator or any named insured other than the Operator, and (v) a waiver of subrogation by the insurer of any right to recover the amount of any loss resulting from the negligence of the Operator, the City, the Agreement Administrator, their agents, employees or licensees.

Section 6.09 Premiums; Evidence of Insurance. All policies referred to in this Agreement shall be procured by the Operator at no expense to the City or Agreement Administrator. Duplicate originals of such policies or, to the extent that such duplicate originals cannot be obtained, certificates of insurance with respect to such policies together with copies of such policies shall be delivered to the Agreement Administrator promptly upon receipt from the insurance company or companies, together with proof satisfactory to the Agreement Administrator that the then current installment of the premiums thereon have been paid; provided, that the City and Agreement Administrator shall not, by reason of custody of such policies, be deemed to have knowledge of the contents thereof and no claim will be asserted or prosecuted that such custody or access, or action or inaction by the City or Agreement Administrator with knowledge thereof or otherwise, is a waiver of any rights of the City or Agreement Administrator hereunder or a defense to any default or obligation of cooperation. New or renewal binders and policies to provide coverages or replace policies expiring during the Term, or duplicate originals thereof or certificates of insurance with respect thereto, together with copies of such policies (where available), shall be delivered as aforesaid within ten (10) days of the Operator’s receipt, together with proof satisfactory to the Agreement Administrator that the then current installment of the premiums thereon have been paid by the date required by the insurance company. Premiums on policies shall not be financed in any manner whereby the lender, on default or otherwise, shall have the right or privilege of surrendering or canceling the policies or reducing the amount of loss payable thereunder, unless agreed to by the City or Agreement Administrator; provided, however, that premiums may be paid in installments.

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Section 6.10 Cooperation. The Operator and the City and Agreement Administrator shall cooperate in the collection of any insurance moneys that may be due in the event of loss. The Operator shall execute and deliver such proofs of loss and other instruments as may be required for the purpose of obtaining the recovery of any such insurance moneys. When submitting a notice to an insurer regarding an occurrence, loss or claim under any policy, the Operator shall specify, to the extent necessary under such policy, that such notice is being made on behalf of the City and Agreement Administrator as well as itself, and shall thereafter provide the City and Agreement Administrator, upon demand, with any response or other correspondence received by it from the insurer regarding such notice, occurrence, loss or claim.

Section 6.11 Additional Policies of Personal Liability Insurance. The Operator shall not carry separate insurance (other than personal injury liability insurance) concurrent in form or contributing in the event of loss with that required by this Agreement to be furnished by the Operator, unless the City and Agreement Administrator are included therein as additional named insureds, additional insureds or loss payees, as appropriate. The Operator promptly shall notify the City and Agreement Administrator of the carrying of any such separate insurance and shall cause the policies therefor or duplicate originals thereof or certificates of insurance with respect thereto together with copies of such policies to be delivered as required in this Agreement.

Section 6.12 Claims under Property Insurance or Builder’s Risk Insurance. In the event the City sustains a loss as an insured or loss payee under the Property Insurance or Builder’s Risk Insurance policies, the Operator shall provide the insurers with all notices on a timely basis, take all other actions necessary or appropriate to protect the interests of the City, and provide the City and Agreement Administrator with all relevant documentation. The City and Agreement Administrator shall have the right, at the City and/or Agreement Administrator’s election, to control the prosecution and adjustment of any such claim and in the course of such prosecution and adjustment. The Operator shall execute all agreements the City and/or Agreement Administrator may request pursuant to this Section 6.12.

Section 6.13 Compliance with Requirements of Insurance Carriers. The Operator shall not violate or permit to be violated any of the conditions or provisions of any insurance policy required hereunder, and the Operator shall so perform and satisfy or cause to be performed and satisfied the requirements of the companies writing such policies so that at all times companies of good standing, reasonably satisfactory to the City and Agreement Administrator, shall be willing to write and continue such insurance.

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Section 6.14 Liability Insurance on an “Occurrence” Basis. All liability insurance required to be provided and kept in force by the Operator under this Agreement shall be written on an “Occurrence” basis; provided, however, that if (i) a basis other than such “Occurrence” basis shall be adopted throughout the insurance industry and (ii) such other basis shall be accepted by the operators of competitive heliports, then the Operator may provide and keep in force liability insurance written on such other basis reasonably satisfactory to the City and Agreement Administrator.

Section 6.15 Property Insurance Proceeds. All proceeds from the Property Insurance shall be applied, in the first instance, to satisfy the Operator’s obligation to pay the City or Agreement Administrator under this Agreement (if not otherwise satisfied by the Operator), and shall otherwise be applied to restore the Heliport or compensate the City or Agreement Administrator for its Loss or Damage.

Section 6.16 Failure to Procure or Maintain Required Insurance. If the Operator fails or refuses to procure or maintain insurance as required by this Agreement or fails upon request or refuses to furnish the City and Agreement Administrator with required proof that the insurance has been procured and is in force and paid for, the City and Agreement Administrator shall have the right, at the City and Agreement Administrator’s election, to procure and maintain such insurance, and pay premiums thereon, without further notice to the Operator, and the Operator shall be liable for all premiums and other costs incurred.

Section 6.17 The City Rights under Insurance Purchased by Third Parties. In all circumstances relating to Improvements or operations at the Heliport where a third party (including without limitation contractors or subcontractors of the Operator) is obligated to name the Operator as additional named insured, additional insured and/or loss payee under any insurance policy, the Operator shall, for all such policies, (a) obligate such third person to likewise name the City and Agreement Administrator as additional named insureds, additional insureds or loss payees to the extent where applicable, (b) take all reasonable measures to assure that the City and Agreement Administrator are named accordingly, (c) provide the Agreement Administrator upon demand with access to all Certificates of Insurance evidencing such insurance (including the City and Agreement Administrator’ coverage thereunder), (d) when it submits any notice to an insurer regarding an occurrence, loss or claim under such policy, specify, to the extent necessary under such policy, that such notice is being made on behalf of the City and Agreement Administrator as well as the Operator, and (e) provide the Agreement Administrator, upon demand, with any response or other correspondence received by it from the insurer regarding such notice, occurrence, loss or claim.

Section 6.18 Minimum Levels of Insurance Purchased by Certain Third Parties. The Operator shall obligate each of its contractors (and any such contractor’s subcontractors) that operate, maintain or service any fuel tanks or fuel distribution systems on the Heliport to provide contractor’s pollution liability insurance protecting itself, the Operator and the City and Agreement Administrator in an amount no less than five million dollars ($5,000,000) per occurrence and five million dollars ($5,000,000) aggregate or such higher amount as the Agreement Administrator may require following completion of the final design of the proposed fuel facility.

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Section 6.19 Relationship between Insurance and Indemnification. The obligations of the Operator under Article V shall not be affected in any way by the absence in any case of covering insurance (whether or not required under this Article VI) or by the failure or refusal of any insurance carrier to perform any obligation on its part under insurance policies affecting the Heliport.

Section 6.20 Insurance Primary and Non-Contributory. All insurance required under this Article VI shall be primary and non-contributing with regard to both the City and Agreement Administrator and neither the City nor Agreement Administrator will be called upon to contribute to a loss that would otherwise be payable by Operator or Operator’s insurer.

Section 6.21 Operator’s Continuing Liability. Notwithstanding compliance with these insurance provisions, Operator shall be, continue and remain liable for any uninsured destruction, loss or damage resulting from Operator’s breach of the covenants of this Agreement. In the event of any such loss or damage for which Operator becomes liable as aforesaid, Operator shall, at its sole cost and expense, promptly repair or replace the property so lost or damaged in accordance with plans and specifications approved by Agreement Administrator; provided however, that such plans and designs shall be substantially identical to the original design of the applicable property. Notwithstanding the foregoing, Agreement Administrator and the City, at their sole discretion, may elect to receive either the actual cash value of the damages or request Operator to rebuild the property to its original condition and design.

ARTICLE VII

TERMINATION

Section 7.01 Events of Default. The occurrence of any of the following shall constitute an event of default (“Event of Default”) under this Agreement:

(a)	Operator fails to remit Retention Payments or other payment pursuant to Article III or to make any other payments to Agreement Administrator when due;

(b)	Operator fails to perform any covenant or agreement under this Agreement;

(c)	Operator fails to comply with any applicable Federal, State or local safety standards and regulations, or any Environmental Laws with regard to the Heliport;

(d)	Operator abandons the Heliport operation or any part thereof;

(e)	Operator makes an assignment of this Agreement to another person without the City’s prior written consent (other than in accordance with Section 9.10), or assignment of this Agreement for the benefit of its creditors;

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(f)	Operator fails to meet any of the following deadlines: (i) apply for all necessary permits for the first one million dollars ($1,000,000) of Improvements within six (6) months of the Commencement Date, (ii) apply for all necessary permits for all code compliance improvements within six (6) months of the Commencement Date, (iii) commence the design and construction of the first one million dollars ($1,000,000) of Improvements within six (6) months of receipt of all necessary permits, (iv) commence the design and construction of all code compliance improvements within six (6) months of the receipt of all necessary permits, (v) complete construction of the first one million dollars ($1,000,000) of Improvements within two (2) years of the receipt of all necessary permits, (iv) complete the additional one million dollars ($1,000,000) of Improvements by the end of the fifth year of the Agreement or pay City any unspent funds as provided in section 4.04(e) of this Agreement, or (vii) complete construction of all code compliance improvements in accordance with section 4.05 of this Agreement;

(g)	Operator fails to perform substantially all the services as expressly provided under this Agreement;

(h)	Operator fails to maintain a drug testing program, including random testing as required by the FAA or any other authority with jurisdiction;

(i)	Operator becomes insolvent or any bankruptcy, insolvency, reorganization or receivership or similar proceeding is commenced against Operator and is not stayed, discharged or vacated for a period of more than thirty (30) days or Operator commences a voluntary case or proceeding within the meaning of any applicable bankruptcy or similar law; or

(j)	Failure to replenish the Security Deposit within thirty (30) days of any draw down.

Section 7.02 Expiration. In addition to City’s right to terminate this Agreement under Section 7.03 and notwithstanding any other provision of this Agreement:

(a)	Upon the Expiration Date, Operator shall vacate the Heliport. In the event that Operator abandons the Heliport or permits the same to become vacant during the Term of this Agreement, this Agreement shall terminate upon the date of such abandonment or vacatur as fully and completely as if that were the date originally set in this Agreement for such termination. Nothing herein contained shall be construed to prevent the City or Agreement Administrator from maintaining an action for damages against Operator by reason of such abandonment or vacatur. In the event that Operator so abandons the Heliport, Operator shall be liable for any and all damages to City resulting therefrom, including, without limitation, reasonable attorney’s fees, and any other monies paid or incurred by City or Agreement Administrator, for service of process, marshal’s fees, and all other costs incurred in summary proceedings and the like.

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(b)	In the event that Operator tenders any partial payments of Retention Payments or any additional charges to Agreement Administrator for a period subsequent to the Expiration Date, the same shall under no circumstances be construed to create or revive any right on the part of Operator to perform services under this Agreement.

(c)	In the event that Operator leaves any of its property including, without limitation, trade fixtures, in or upon the Heliport after the Expiration Date, Agreement Administrator may dispose of same and charge Operator for the cost of such disposal, or keep the property as abandoned property.

Section 7.03 Remedies. The City may terminate this Agreement if the Operator fails to cure an Event of Default within thirty (30) days after a written notice of such Event of Default is given to the Operator or, if the default cannot reasonably be cured within such period, the Operator shall have failed to diligently begin to cure such Event of Default within such period. If this Agreement is terminated under this Article VII, Operator shall immediately cease performing all obligations under this Agreement upon the termination date specified in the notice of termination and vacate the Heliport pursuant to section 7.02(a). If the Operator fails to cease operations and vacate the Heliport on the date specified in the notice of termination, Operator shall forfeit the full amount of the Security Deposit to Agreement Administrator. The provisions of this Article VII are in addition to and not a limitation of any other right or remedy the City or Agreement Administrator may have under this Agreement, at law or equity, or otherwise. Failure to give notice of an Event of Default, or to terminate this Agreement for failure to timely cure an Event of Default, shall not constitute a waiver of any right afforded under this Agreement, nor shall any such failure constitute an approval of or acquiescence in any default, except as may be specifically agreed to in writing. Termination, whether for convenience or cause, shall not give rise to any cause of action against the City or Agreement Administrator.

Section 7.04 Termination Options.

(a)	If the Heliport cease to function as an active heliport (i) for at least two (2) months as a result of government or legal ruling, or (ii) for at least six (6) consecutive months as a result of unsafe decking, as determined pursuant to Section 4.02(c), then Operator shall have the right to terminate this Agreement effective upon two (2) month’s written notice to Agreement Administrator, which may be given as soon as one week after said cessation begins, provided, however, that the parties agree to use commercially reasonable efforts to resolve any issues with respect to such cessation of operations prior to terminating this Agreement pursuant to this Section 7.04(a).

(b)	The City may terminate this Agreement upon twenty five (25) days prior written notice to Operator for any reason deemed by the City to be in its interest.

Section 7.05 Condemnation. If the Heliport is subject to a condemnation proceeding started during the term of this Agreement, this Agreement shall be deemed to have terminated thirty (30) days before the start of such proceeding and Operator will not be entitled to any part of any award therein.

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ARTICLE VIII

COMPLIANCE WITH LAW, VENUE AND APPLICABLE LAW

Section 8.01 Compliance with Law.

(a)	Operator covenants that it will comply, solely at its cost and expense, with all laws, ordinances, orders, requirements, rules and regulations (whether imposed upon Operator, Agreement Administrator or the City) of any and all administrations, departments, bureaus and boards of Federal, State and city authorities having jurisdiction over the Heliport and the slips, or water adjacent to the Heliport, and/or over the use, occupancy and maintenance thereof, including, without limitation, Environmental Laws and laws relating to Federal aviation, homeland security and transportation rules and regulations; sanitation, fire code, and environmental quality; equal opportunity employment; and Federal, State and municipal tax and withholding laws, except to the extent any such law, ordinance or regulation is preempted by State or Federal law. If steps are taken to enforce any law, ordinance, or regulation relating to the safety of any persons or property located in the vicinity of the Heliport, and Operator in good faith believes such law, ordinance or regulation is preempted, the Parties agree to meet promptly and Operator will take such measures that will adequately address any legitimate safety concerns.

(b)	Operator shall, at its own expense, procure from all governmental authorities having jurisdiction over the operations of Operator hereunder and shall maintain in full force and effect throughout the Term of this Agreement all licenses, certificates, permits or other authorizations which may be necessary for the conduct of such operations.

(c)	The obligation of Operator to comply with governmental requirements is provided herein for the purpose of assuring proper safeguards for the protection of persons and property on the Heliport. Such provision is not to be construed as an admission by City that such requirements are applicable to it.

(d)	The parties shall, during the Term of this Agreement, for one another’s information, deliver to one another, promptly after receipt of any notice, warning, violation, order to comply or other document in respect of the enforcement of any laws, ordinances, and governmental rules, regulations and orders, a true copy of the same.

(e)	Operator shall furnish to Agreement Administrator upon its written request copies of any studies or tests conducted to achieve or determine compliance with laws, ordinances and governmental rules, regulations and orders during the Term of this Agreement.

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(f)	Operator shall notify Agreement Administrator promptly of any inspections of the Heliport by the municipal authorities (including the Department of Transportation), and whenever possible, shall notify Agreement Administrator in advance of any scheduled inspections so that a representative of Agreement Administrator may be present. Operator shall deliver copies of any violations to Agreement Administrator within five (5) days of receipt.

Section 8.02 Governing Law; Waiver of Trial by Jury; Venue. This Agreement will be performed in the State of New York and the parties consent to its interpretation according to the law of the State of New York. The parties agree to be subject to and hereby irrevocably consent to personal jurisdiction in the Supreme Court of New York State in New York County or the Federal Courts in the Southern District of New York in connection with any action, suit or proceeding arising out of this Agreement. To extent permitted by law, the parties shall waive trial by jury in any action or proceeding or counterclaim brought on any matter whatsoever arising out of or in any way connected with this Agreement, or the use or occupation of the Heliport. This provision shall survive the expiration or earlier termination of this Agreement.

Section 8.03 Governmental Approval. This Agreement does not grant authority for any operation or use that may require any permit or approval. Operator shall, at its own cost and expense, initiate by appropriate notice, application or petition and thereafter diligently and in good faith prosecute proceedings for the procurement of all necessary and appropriate consents, approvals, or authorizations (or exemptions therefrom) from any governmental agency for the sanction of this Agreement and the activities to be carried on by Operator hereunder. Such compliance includes, but is not limited to, any required review, permit, license or approval by the FAA or the New York City Department of Small Business Services (“DSBS”), and/or any other applicable governmental entity.

Section 8.04 Noise Control; Nuisance.

(a)	Operator shall comply with 24.201 et. seq. of the Administrative Code of the City of New York (the “Noise Control Code”). Operator shall not permit or cause to be permitted, operated, conducted, constructed or manufactured on the Heliport devices and activities (“Devices and Activities”) that would cause a violation of the Noise Control Code.

(b)	Operator shall not permit or cause to be permitted, operated, conducted, constructed or manufactured on the Heliport Devices and Activities that would cause a private or public nuisance; provided, however, that nothing herein precludes Operator from taking the position that any action alleging private or public nuisance is preempted by Federal law.

(c)	Any such Devices and Activities shall incorporate advances in the art of noise control developed for the kind and level of noise emitted or produced by such devices or activities in accordance with the regulations issued by the Department of Environmental Protection of the City of New York, or its successor.

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Section 8.05 Weight Control. Operator must comply with the pier/barge load restrictions detailed in the Halcrow Engineers, P.C. report entitled “Pier 6, Downtown Manhattan Heliport, NY” dated March 2008. Exhibit J set forth the maximum load per square foot for the decking/barge. The maximum single weight and skid or carriage therefore that may be accommodated thereon shall not cause stresses which are greater than normal design stresses for all elements of the decking nor cause lateral thrusts which will endanger the bulkhead wall inshore of the decking. Operator shall submit calculations for review and the load shall be approved by Agreement Administrator. Agreement Administrator may reduce the permitted load as structural and sub-structural conditions change as Agreement Administrator in its sole discretion shall determine, provided that if such reduction in permitted load materially interferes with Operator’s operation of the Heliport as Agreement Administrator in its sole discretion shall determine, then the parties shall negotiate in good faith a corresponding reduction in the Retention Payments.

Section 8.06 Investigation.

(a)	Cooperation. The parties to this Agreement agree to cooperate fully with any investigation, audit, or inquiry conducted by a State or City governmental agency or authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath, or conducted by the Inspector General of a governmental agency that is a party in interest to the transaction, submitted bid, submitted proposal, contract, permit, lease or license that is the subject of the investigation, audit or inquiry.

(b)	Refusal to Testify.

(i)	If any person has been advised that his or her statement, and any information from such statement, will not be used against him or her in any subsequent criminal proceeding and still refuses to testify before a grand jury or other governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath concerning the award of or performance under any transaction, agreement, lease, agreement, contract or license entered into with the City, the State or any political subdivision or public authority thereof, or any local development organization within the City, or any public benefit corporation organized under the laws of the State, then Operator may be subject to a hearing or penalties as set forth in paragraphs (c) and (d) herein or;

(ii)	If any person refuses to testify for a reason other than the assertion of his or her privilege against self incrimination in an investigation, audit or inquiry conducted by a City or State governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to take testimony under oath, or by the Inspector General of the governmental agency that is a party in interest in, and is seeking testimony concerning the award of, or the performance under, any transaction, agreement, lease, permit, contract or license entered into with the City, the State, or any political subdivision thereof or any local development corporation within the City, then Operator may be subject to a hearing or penalties as set forth in Sections (c) and (d) herein.

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(c)	Hearing.

(i)	The Commissioner of DSBS (the “Commissioner”) or the agency head whose agency is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit or license may convene a hearing, upon not less than five (5) days’ written notice to the parties involved to determine if any penalties should attach for the failure of a person to testify.

(ii)	If any non-governmental party to the hearing requests an adjournment, the Commissioner or the agency head who convened the hearing may, upon granting the adjournment, suspend any contract, lease, permit or license pending the final determination pursuant to paragraph (e) below without the City incurring any penalty or damages for delay or otherwise.

(d)	Penalties. The penalties that may attach after the final determination by Agreement Administrator may include, but shall not exceed:

(i)	The disqualification for a period not to exceed five (5) years from the date of any adverse determination for any person or any entity of which such person was a member, shareholder, officer, director, employee or agent at the time the testimony was sought, from submitting bids for, or transacting business with, or entering into or obtaining any contract, lease, permit or license with or from the City; and/or

(ii)	The cancellation or termination of any and all existing City contracts, leases, permits or licenses that the refusal to testify concerns and that have not been assigned as permitted under this Agreement, nor the proceeds of which pledged to an unaffiliated and unrelated institutional lender for fair value prior to the issuance of the notice scheduling the hearing, without the City incurring any penalty or damages on account of such cancellation or termination; monies lawfully due for goods delivered, work done, rentals, or fees accrued prior to the cancellation or termination shall be paid by the City.

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(e)	Final Determination. The Commissioner or agency head shall consider or address in reaching his or her other determination and in assessing an appropriate penalty the factors in paragraphs (i) and (ii) below. He or she may also consider, if relevant and appropriate, the criteria established in paragraphs (iii) and (iv) below, in addition to any other information which may be relevant and appropriate.

(i)	The party’s good faith endeavors or lack thereof to cooperate, fully and faithfully with any governmental investigation or audit including, but not limited to the discipline, discharge, or disassociation of any person failing to testify, the production of accurate and complete books and records, and the forthcoming testimony of all other members, agents, assignees or fiduciaries whose testimony is sought.

(ii)	The relationship of the person who refused to testify to any entity that is a party to the hearing, including, but not limited to, whether the person whose testimony is sought has an ownership interest in the entity and/or the degree of authority and responsibility the person has within the entity.

(iii)	The nexus of the testimony sought to the subject entity and its contracts, leases, permits or licenses with the City.

(iv)	The effect a penalty may have on an unaffiliated and unrelated party or entity that has a significant interest in an entity subject to penalties under (d) above, provided that the party or entity has given actual notice to the Commissioner or agency head upon the acquisition of the interest, or at the hearing called for in (c) above gives notice and proves that such interest was previously acquired. Under either circumstance the party or entity must present evidence at the hearing demonstrating the adverse impact such a penalty would have on such person or entity.

(f)	Definitions Used In This Section 8.06.

(i)	The term “license” or “permit” as used in this Section 8.06 shall be defined as a license, permit, franchise or concession not granted as a matter of right.

(ii)	The term “person” as used in this Section 8.06 shall be defined as any natural person doing business alone or associated with another person or entity as a partner, director, officer, principal or employee.

(iii)	The term “entity” as used in this Section 8.06 shall be defined as any firm, partnership, corporation, association or person that receives monies, benefits, licenses, leases or permits from or through the City or otherwise transacts business with the City.

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(iv)	The term “member” as used in this Section 8.06 shall be defined as any person associated with any other person or entity as a partner, director, officer, principal or employee.

(g)	In addition to and notwithstanding any other provision of this Agreement, the Commissioner or the agency head may, at his or her discretion, terminate this Agreement upon twenty four (24) hours’ written notice in the event Operator fails to promptly report in writing to the Commissioner of Investigation of the City of New York any solicitation of money, goods, requests for future employment or other benefit or thing of value, by or on behalf of any employee of the City, Agreement Administrator, or other person, firm, corporation or entity for any purpose which may be related to the procurement or obtaining of this Agreement by Operator, or affecting the performance of this Agreement.

Section 8.07 Review and Approval. The granting of this Agreement is subject to the applicable government review and approval process including, but not limited to, approval of Operator based upon the information provided in either the required Business Disclosure Statement or the required Business Entity Questionnaire and the Principal Questionnaire, whichever is applicable. The aforementioned documents have been completed by Operator and submitted to City prior to or upon execution of this Agreement. In the event, subsequent to the execution of this Agreement, approval is not granted by the applicable authority, this Agreement shall be terminated upon twenty-four (24) hours’ notice to Operator.

Section 8.08 Conflict of Interest. Operator warrants and represents that no officer, agent, employee or representative of the City or Agreement Administrator has received any payment or other consideration for the granting of this Agreement and that no officer, agent, employee or representative of the City or Agreement Administrator has any interest, directly or indirectly in Operator, this Agreement, or the proceeds thereof. Operator acknowledges that the City and Agreement Administrator is relying on the warranty and representation contained in this Section 8.08 and that the City would not enter into this Agreement absent the same. It is specifically agreed that, in the event the facts hereby warranted and represented prove, in the opinion of the City or Agreement Administrator, to be incorrect, the City shall have the right to terminate this Agreement upon twenty-four (24) hours’ notice to Operator and to rescind this transaction in all respects.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01 No Assurances as to Volume. Operator acknowledges and agrees that the City and Agreement Administrator have not made any representations or assurances with respect to the volume of business which Operator will or may have in the exercise of the rights granted herein during the Term of this Agreement. Except as otherwise expressly provided for in this Agreement, City or Agreement Administrator shall not be liable for diminution of fees due to Operator under this Agreement under Article III hereof, for or on account of any decrease in the volume of Operator’s business or any change in Operator’s expenses except in the case of the following conditions: (i) an event of Force Majeure that results in closure of the Heliport for more than five (5) operating days in any thirty (30) day period, (ii) in the event that the number of active helicopter landing or parking spaces that become unavailable for physically safe operations per operating day exceeds ten space-days (e.g., ten spaces for one operating day or one space for ten operating days or any combination thereof) in any thirty (30) day period (but only for events not caused by the Operator), or (iii) if local, State, or Federal governments issue terror alerts that close or limit local airspace for more than five (5) operating days in any thirty (30) day period.

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(a)	If the conditions described in Section 9.01 (i) or (iii) occur, the prorated Retention Payments due to Agreement Administrator calculated on a daily operating basis shall be reduced to zero for each day that such conditions persist.

(b)	If the conditions described in Section 9.01(ii) occur, the Retention Payments due to Agreement Administrator shall be reduced by seventy five dollars ($75) per space-day for each occurrence.

Section 9.02 Security. Operator is solely responsible for 24 hour security of the Heliport and its operation. Operator shall to the best of its ability ensure that the Heliport and its operations are secure and shall coordinate with other users of the Heliport to ensure the overall security of the Heliport. Nothing in the foregoing shall be construed to limit any right City police, investigators or other law enforcement persons may otherwise have to enter the Heliport at any time for official purposes in the exercise of their public duties, including but not limited to investigations, searches, inspections and examinations.

Section 9.03 Binding Effect. Subject to the specific restrictions and limitations set forth in other provisions herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors, lessees, assign, grantees, and legal representatives, but no sale, assignment, mortgage, grant, or lease by Operator of any interest or right given it under this Agreement shall be valid or binding without the prior written consent of the City, except for assignments made pursuant to Section 9.10 hereof.

Section 9.04 Beneficiaries. This Agreement and each and every provision hereof are for the exclusive benefit of the City and Operator and not for the benefit of any third party. Nothing herein contained shall be taken as creating or increasing any right in any third person to recover by way of damages or otherwise against either of the parties hereto.

Section 9.05 Waivers and Consents. No consent or approval by the City or Agreement Administrator shall be effective unless previously stated in writing, signed by an authorized officer of the City or Agreement Administrator, and subject to such conditions as the City or the Agreement Administrator may, in their sole and absolute discretion require or as otherwise provided for this Agreement. No consent or waiver, express or implied, by any party to this Agreement to or of any breach or default by another party to this Agreement in the performance of its obligations hereunder, shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by the breaching party of the same or any other obligations hereunder. Failure on the part of any party to complain of any act or failure to act by another party, irrespective of how long such failure continues, shall not constitute a waiver of any rights hereunder.

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Section 9.06 Notices. Except for payments to be made by Operator in accordance with Article III above, all notices, demands, requests, submissions, or other communications which are required to be served pursuant to this Agreement shall be in writing and shall be deemed to have been properly served when mailed by certified or registered mail, return receipt requested, or delivered personally or by overnight hand delivery or other courier service addressed: (a) in the case of Agreement Administrator or the City, to the Executive Vice President for Property Management, with a copy to the General Counsel of NYCEDC, at 110 William Street, 6th Floor, New York, NY 10038, and (b) in the case of Operator, to the General Counsel of FirstFlight, Inc., 236 Sing Sing Road, Horseheads, NY 14845 with a copy to the General Manager at the Heliport. Each party may designate by notice in writing a substitute party or a new address to which any notices, demands, request, submissions, or communications shall thereafter be served.

Section 9.07 Severability. If any covenant or provision of this Agreement, or any application thereof, shall be invalid or unenforceable, the remainder of this Agreement, and any other application of such covenant or provision, shall not be affected thereby. No controversy concerning any covenant or provision shall delay the performance of any other covenant or provision.

Section 9.08 Headings. All headings and titles in this Agreement are for purposes of identification and convenience only and shall not affect any construction or interpretation of this Agreement.

Section 9.09 Entire Agreement; No Oral Modifications. This Agreement (including the exhibits referred to in this Agreement, which are hereby incorporated in, and deemed to constitute a part of, this Agreement) sets forth the entire understanding of the parties and supersedes all prior and contemporaneous oral or written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by the parties.

Section 9.10 Assignment. The rights and obligations under this Agreement may not be subcontracted by Operator, without the prior written consent of Agreement Administrator, which shall not be unreasonably delayed or withheld. The rights and obligations under this Agreement may not be assigned by Operator, without the prior written consent of the City, which shall not be unreasonably delayed or withheld. If Operator makes such an assignment without the prior written consent of the City, the City shall have the right, but not the obligation, to terminate this Agreement. Merger, consolidation, purchase of a majority of assets, transfer of a majority of stock or of joint venture or partnership interests in Operator by operation of law or otherwise, are deemed to be an assignment of this Agreement for purposes of this Section 9.10. Additionally, Operator shall not mortgage or pledge this Agreement or any part thereof, or in any way charge or encumber the rights granted herein, or any part thereof, or issue or grant any agreement or license to use the Heliport or any part thereof without the prior written consent of the City.

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Section 9.11 Dissolution, Merger or Sale of Operator. Operator covenants and agrees that at all times during the Term of this Agreement, it will (i) maintain its corporate existence, (ii) continue to be subject to service of process in the State and either be organized under the laws of the State of New York, or under the laws of any other state of the United States and duly qualified to do business in the State, and (iii) not liquidate, wind-up or dissolve or otherwise dispose of all or substantially all of its property, business or assets, and (iv) not consolidate with or merge without the City’s consent into another entity or permit one or more entities to consolidate with or merge into it.

Section 9.12 Representation and Warranties. Operator hereby represents and warrants to City and Agreement Administrator, as of the Commencement Date, that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and this Agreement shall be enforceable against it in accordance with its terms. Operator (i) warrants that the undersigned signatory for Operator has the power and authority to enter into this Agreement on behalf of Operator and to bind Operator to the terms and conditions of this Agreement and (ii) has presented to City a certified copy of the resolution of the board of directors of Operator granting and approving that power and authority.

Section 9.13 Force Majeure. Whenever a period of time is provided in this Agreement for either party to do or perform any act, said party shall not be liable for any delays due to or resulting from circumstances beyond its control after exercising due diligence to avoid or overcome such circumstances (“Force Majeure”), including without limitation: strikes, lockouts or other work stoppages; extraordinary weather conditions; acts of God; blackouts; acts of war or terrorism; court orders, riots, public disorders and criminal acts of third parties; or other such Force Majeure events. The party experiencing Force Majeure shall take prompt actions to notify the other party of the Force Majeure, to remove the causes of Force Majeure and to resume normal operations immediately after such causes have been removed. Nothing in this Section 9.14 shall cause the party affected by the Force Majeure to unfavorably disrupt other operations or enter into what it considers to be any unfavorable labor agreement to remove the causes of the Force Majeure. The suspension of any obligations owing to a Force Majeure shall neither cause the term of this Agreement to be extended nor affect any rights accrued prior to the Force Majeure.

Section 9.14 Survival. Any and all obligations and/or liabilities of Operator, the City and Agreement Administrator accruing prior to the termination of this Agreement and then outstanding shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

THE CITY OF NEW YORK acting by and through the NEW YORK DEPARTMENT OF SMALL BUSINESS SERVICES	**FIRSTFLIGHT, INC.**
By: _______________	By: _______________
Name: _______________	Name: RONALD J. RICCIARDI
Title: _______________	Title: VICE CHAIRMAN

APPROVED AS TO FORM
CERTIFIED AS TO LEGAL AUTHORITY:
FOR THE CITY OF NEW YORK CITY

By: _______________
Acting Corporation Counsel

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